EXHIBIT 3.1(i)(a)

Control No: K303162 Date Filed: 06/13/2006 12:00 AM Cathy Cox Secretary of State

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

FLAG FINANCIAL CORPORATION

I.

The name of the corporation is FLAG FINANCIAL CORPORATION.

II.

The Articles of Incorporation of the corporation are hereby amended by deleting Article II(a) thereof and replacing it with the following text:

“(a) Common Stock. The corporation shall have authority to issue up to 40,000,000 shares of common stock, par value $1.00 per share, which shall have unlimited voting rights and be entitled to receive the net assets of the corporation upon dissolution.”

III.

Shareholder approval of this amendment was required. The shareholders of Flag Financial Corporation duly adopted and approved this amendment on June 7, 2006 in accordance with the provisions of Title 14 of the Official Code of Georgia Annotated.

[Signature follows on next page.]

IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by its duly authorized officer, this 7th day of June, 2006.

FLAG FINANCIAL CORPORATION

By:	/s/ J. Daniel Speight
J. Daniel Speight
Vice Chairman, Chief Financial Officer and Secretary

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Secretary of State Corporations Division Suite 315, West Tower 2 Martin Luther King, Jr., Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER: 053250019 CONTROL NUMBER: K303162 EFFECTIVE DATE: 11/21/2005 REFERENCE: 0077 PRINT DATE: 11/21/2005 FORM NUMBER: 411

MORRIS MANNING & MARTIN LLP

1600 ATLANTA FINANCIAL CENTER

3343 PEACHTREE RD. NE

ATLANTA GA 30326

CERTIFICATE OF MERGER

I, Cathy Cox, the Secretary of State of the Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of the said filing.

Surviving Entity:

FLAG FINANCIAL CORPORATION, A GEORGIA CORPORATION

Nonsurviving Entity/Entities:

FIRST CAPITAL BANCORP, INC., A GEORGIA CORPORATION

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ARTICLES OF MERGER

OF

FIRST CAPITAL BANCORP, INC.

AND

FLAG FINANCIAL CORPORATION

I.

The names and states of incorporation of the merging corporations are First Capital Bancorp, Inc., a Georgia corporation, the merged corporation, and Flag Financial Corporation, a Georgia corporation, the surviving corporation.

II.

The Agreement and Plan of Merger is attached hereto as Exhibit A.

III.

The merger was duly approved by the shareholders of First Capital Bancorp, Inc. and Flag Financial Corporation in accordance with O.C.G.A. § 14-2- 1 103.

IV.

The merger shall become effective at 8:30 a.m. local time in Atlanta, Georgia on November 21, 2005.

V.

A request for publication of a notice of filing these Articles of Merger and payment therefor will be made as required by O.C.G.A. § 14-2-1105.1(b).

[Signature follows on next page.]

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IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger this 21st day of November, 2005.

FIRST CAPITAL BANCORP, INC.

By:	/s/ H. N. Padget, Jr.
H.N. Padget, Jr., President

FLAG FINANCIAL CORPORATION

By:	/s/ Joseph W. Evans
Joseph W. Evans, President

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AGREEMENT AND PLAN OF MERGER

BETWEEN

FIRST CAPITAL BANCORP, INC.

AND

FLAG FINANCIAL CORPORATION

May 26, 2005

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Table of Contents

Page
AGREEMENT AND PLAN OF MERGER	A-A-7

Preamble	A-A-7

ARTICLE 1

TRANSACTION AND TERMS OF MERGER	A-A-7

1.1 Merger	A-A-7

1.2 Time and Place of Closing	A-A-7

1.3 Effective Time	A-A-8

1.4 Execution of Support Agreements	A-A-8

1.5 Further Action	A-A-8

ARTICLE 2

TERMS OF MERGER	A-A-8

2.1 Articles of Incorporation	A-A-8

2.2 Bylaws	A-A-8

2.3 Directors	A-A-8

2.4 Officers	A-A-8

ARTICLE 3

MANNER OF CONVERTING SHARES	A-A-9

3.1 Conversion of Shares	A-A-9

3.2 Anti-Dilution Provisions	A-A-9

3.3 Shares Held by FCB or Flag	A-A-9

3.4 Dissenting Shareholders	A-A-10

3.5 Fractional Shares	A-A-10

3.6 Conversion of Stock Options	A-A-10

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ARTICLE 4

EXCHANGE OF SHARES	A-A-11

4.1 Exchange Procedures	A-A-11

4.2 Rights of Former Shareholders	A-A-11

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FCB	A-A-12

5.1 Organization, Standing and Power	A-A-12

5.2 Authority; No Breach By Agreement	A-A-12

5.3 Capital Stock and Other Securities	A-A-12

5.4 Subsidiaries	A-A-13

5.5 SEC Filings; Financial Statements	A-A-13

5.6 Absence of Undisclosed Liabilities	A-A-14

5.7 Absence of Certain Changes or Events	A-A-14

5.8 Tax Matters	A-A-14

5.9 Allowance	A-A-15

5.10 Assets	A-A-15

5.11 Environmental Matters	A-A-16

5.12 Compliance with Laws	A-A-16

5.13 Labor Relations	A-A-17

5.14 Employee Benefit Plans	A-A-17

5.15 Material Contracts	A-A-19

5.16 Legal Proceedings	A-A-20

5.17 Reports	A-A-20

5.18 Statements True and Correct	A-A-20

5.19 Tax and Regulatory Matters	A-A-20

5.20 State Takeover Laws	A-A-20

5.21 Derivatives	A-A-21

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5.22 Related Party Transactions	A-A-21

5.23 Fairness Opinion	A-A-21

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF FLAG	A-A-21

6.1 Organization, Standing and Power	A-A-21

6.2 Authority; No Breach By Agreement	A-A-21

6.3 Capital Stock and Other Securities	A-A-22

6.4 Subsidiaries	A-A-22

6.5 SEC Filings; Financial Statements	A-A-22

6.6 Absence of Undisclosed Liabilities	A-A-23

6.7 Absence of Certain Changes or Events	A-A-23

6.8 Tax Matters	A-A-23

6.9 Allowance	A-A-24

6.10 Assets	A-A-25

6.11 Environmental Matters	A-A-25

6.12 Compliance with Laws	A-A-25

6.13 Labor Relations	A-A-26

6.14 Employee Benefit Plans	A-A-27

6.15 Material Contracts	A-A-29

6.16 Legal Proceedings	A-A-29

6.17 Reports	A-A-29

6.18 Statements True and Correct	A-A-29

6.19 Tax and Regulatory Matters	A-A-30

6.20 State Takeover Laws	A-A-30

6.21 Derivatives	A-A-30

6.22 Related Party Transactions	A-A-30

6.23 Fairness Opinion	A-A-30

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ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION	A-A-30

7.1 Affirmative Covenants of FCB	A-A-30

7.2 Negative Covenants of FCB	A-A-30

7.3 Affirmative Covenants of Flag	A-A-32

7.4 Negative Covenants of Flag	A-A-33

7.5 Adverse Changes in Condition	A-A-33

7.6 Reports	A-A-33

7.7 Certain Modifications	A-A-33

ARTICLE 8

ADDITIONAL AGREEMENTS	A-A-33

8.1 Shareholder Approvals	A-A-33

8.2 Registration Statement	A-A-33

8.3 Applications	A-A-34

8.4 Filings with State Office	A-A-34

8.5 Agreement as to Efforts to Consummate	A-A-34

8.6 Investigation and Confidentiality	A-A-35

8.7 Press Releases	A-A-35

8.8 No Solicitation	A-A-35

8.9 Tax Treatment	A-A-37

8.10 Agreement of Affiliates	A-A-37

8.11 Employee Benefits and Contracts	A-A-37

8.12 D&O Coverage	A-A-37

8.13 Listing on Nasdaq National Market	A-A-37

8.14 SmartStreet Documentation	A-A-37

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	A-A-38

9.1 Conditions to Obligations of Each Party	A-A-38

9.2 Conditions to Obligations of Flag	A-A-39

9.3 Conditions to Obligations of FCB	A-A-39

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ARTICLE 10

TERMINATION	A-A-40

10.1 Termination	A-A-40

10.2 Effect of Termination	A-A-41

10.3 Non-Survival of Representations and Covenants	A-A-41

ARTICLE 11

MISCELLANEOUS	A-A-41

11.1 Definitions	A-A-41

11.2 Expenses	A-A-48

11.3 Brokers and Finders	A-A-48

11.4 Entire Agreement	A-A-48

11.5 Amendments	A-A-48

11.6 Waivers	A-A-48

11.7 Assignment	A-A-49

11.8 Notices	A-A-49

11.9 Governing Law	A-A-49

11.10 Counterparts	A-A-49

11.11 Captions	A-A-49

11.12 Enforcement of Agreement	A-A-49

11.13 Severability	A-A-50

11.14 Interpretation of Agreement	A-A-50

LIST OF EXHIBITS	A-A-52

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 26, 2005, by and between First Capital Bancorp, Inc. (“FCB”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Norcross, Georgia, and Flag Financial Corporation (“Flag”), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia.

Preamble

The Boards of Directors of FCB and Flag are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of FCB with and into Flag (the “Merger”). At the effective time of the Merger, and subject to the terms, conditions and limitations set forth herein (including the limitation on the number of shares of Flag Common Stock to be issued to any shareholder of FCB), the outstanding shares of the capital stock of FCB shall be converted into the right to receive shares of the common stock of Flag. As a result, some or all of the FCB shareholders shall become shareholders of Flag. The transaction described in this Agreement is subject to the approvals of the shareholders of FCB, the shareholders of Flag, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Promptly following the Closing of the Merger, First Capital Bank, a wholly owned subsidiary of FCB, shall be merged with and into Flag Bank under the Articles of Incorporation and Bylaws of Flag Bank (the “Bank Mergers”). Each of the other FCB Subsidiaries will remain in existence under its respective Articles of Incorporation, Bylaws or other governing documents, as in effect immediately prior to the Effective Time, as wholly owned subsidiaries of Flag.

As an inducement to Flag to enter into this Agreement, each of the executive officers and directors of each Party have executed and delivered to the other Party a Support Agreement substantially in the form attached hereto as Exhibit A, H.N. Padget, Jr. and Flag have entered into an Employment Agreement substantially in the form attached hereto as Exhibit C and William R. Blanton and Flag have entered into a Non-Competition and Consulting Agreement substantially in the form attached hereto as Exhibit D.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

TRANSACTION AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FCB shall be merged with and into Flag in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC. Flag shall be the Surviving Corporation resulting from the Merger and the separate existence of FCB shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FCB and Flag.

1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other

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time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of FCB approve this Agreement, (iii) the date on which the shareholders of Flag approve this Agreement, or (iv) such later date as may be mutually agreed upon in writing by the Chief Executive Officer of each Party.

1.4 Execution of Support Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of each Party is executing and delivering to the other Party a Support Agreement in substantially the form as attached hereto as Exhibit A.

1.5 Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest Flag with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Parties, or to effect the assignment to Flag of any and all of FCB’s Intellectual Property, the officers and directors of Flag are fully authorized in the name of either or both of the Parties or otherwise to take all such action.

ARTICLE 2

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of Flag in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of Flag in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

2.3 Directors. The directors of Flag in office immediately prior to the Effective Time shall serve as the directors of Flag from and after the Effective Time, provided, that at the Effective Time, three directors (the “Appointed Directors”) who are serving as members of the Board of Directors of FCB immediately prior to the Effective Time, one of whom shall be H.N. Padget, Jr., shall be identified by FCB to Flag and, subject to the approval by Flag elected as directors of Flag by the Flag Board of Directors; provided, however, that, other than Mr. Padget, none of the Appointed Directors may be a management director of FCB immediately prior to the Effective Time. The Appointed Directors will be divided among the three classes of Flag’s Board of Directors. In the event any of the Appointed Directors shall not serve his or her full term prior to the next annual meeting of Flag shareholders held after the Effective Time of the Merger, the remaining Appointed Directors, by majority vote, shall nominate a replacement director to serve out the remaining portion of the term, subject to the approval of Flag. In addition, the Board of Directors of Flag shall elect Mr. Padget to the Executive Committee of the Board of Directors of Flag.

2.4 Officers. The officers of Flag in office immediately prior to the Effective Time, shall serve as the officers of Flag from and after the Effective Time in accordance with the Bylaws of Flag and H.N. Padget, Jr. shall be elected by the Flag Board of Directors as an Executive Vice President of Flag. In addition, from and after the Effective Time, the Board of Directors of Flag, acting on behalf of Flag as the sole shareholder of Flag Bank, shall take such action as is appropriate to elect H.N. Padget, Jr. as President and a director of Flag Bank.

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ARTICLE 3

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

(a) Each share of Flag Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Except as set forth in Section 3.1(d) below and subject to the conditions set forth herein, each share of FCB Common Stock issued and outstanding at the Effective Time (excluding shares held by Flag or any of its Subsidiaries or by FCB or any of its Subsidiaries, in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted, and excluding shares held by FCB shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) shall be converted at the Effective Time into the right to receive 1.6 shares of Flag Common Stock for each share of FCB Common Stock (the “Exchange Ratio”).

(c) As of the Effective Time, each share of FCB Common Stock as set forth in Section 3.1(b) of this Agreement shall cease to be outstanding and each holder of a certificate representing any such shares of FCB Common Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of Flag Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 4.1 of this Agreement, without interest.

(d) In no event shall any holder of Flag Common Stock (other than an Institutional Investor) , be permitted to receive greater than 384,000 shares of Flag Common Stock as a result of the Merger. Notwithstanding anything to the contrary in this Agreement, to the extent that receipt by any FCB shareholder of his, her or its pro rata portion of the shares of Flag Common Stock to be issued pursuant to Section 3.1(b) would result in such shareholder receiving greater than 384,000 shares of Flag Common Stock as a result of the Merger, then the number of shares of Flag Common Stock to be received by such FCB shareholder shall be reduced by the number of shares necessary (such amount being the “Excess Shares”) such that the shareholder shall receive no greater than 384,000 shares of Flag Common Stock as a result of the Merger and, in lieu of such Excess Shares, such shareholder shall receive a cash payment equal to the Average Closing Price times the number of Excess Shares.

3.2 Anti-Dilution Provisions. In the event FCB changes the number of shares of FCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to the FCB Common Stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event Flag changes the number of shares of Flag Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, reclassification, exchange of shares, or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted; it being understood that no such adjustment will apply to the issuance of Flag Common Stock or any security convertible into Flag Common Stock, in either case, for fair market value.

3.3 Shares Held by FCB or Flag. Each of the shares of FCB Common Stock held by any FCB Companies or by any Flag Companies, in each case other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

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3.4 Dissenting Shareholders. Each holder of shares of FCB Common Stock shall be entitled to exercise dissenters’ rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC. Any holder of shares of FCB Common Stock who perfects his dissenter’s right of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Flag the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such shareholder is entitled under this Article 3 (without interest) upon surrender by such shareholder of his or her certificate or certificates representing the shares of FCB Common Stock.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of FCB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Flag Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Flag Common Stock multiplied by the market value of one share of Flag Common Stock at the Effective Time. For purposes of this Section 3.5, the market value of one share of Flag Common Stock at the Effective Time shall be the average closing price of Flag Common Stock for the 20 trading days immediately preceding the date of Closing as reported in The Wall Street Journal (corrected for any typographical errors). No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

3.6 Conversion of Stock Options.

(a) At the Effective Time, all rights with respect to FCB Common Stock pursuant to stock options (the “FCB Options”) granted by FCB under the FCB Option Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Flag Common Stock, and Flag shall assume each FCB Option in accordance with the terms of the FCB Option Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each FCB Option assumed by Flag may be exercised solely for shares of Flag Common Stock, (ii) the number of shares of Flag Common Stock subject to such FCB Option shall be equal to the product of the number of shares of FCB Common Stock subject to such FCB Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding up to the nearest whole share, and (iii) the per share exercise price under each such FCB Option shall be adjusted by dividing the per share exercise price under each such FCB Option by the Exchange Ratio and rounding up to the nearest cent. Flag agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

(b) All restrictions or limitations on transfer with respect to FCB Common Stock awarded under the FCB Option Plan or any other plan, program or arrangement of any FCB Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of Flag Common Stock into which such restricted shares of FCB Common Stock are converted pursuant to Section 3.1 of this Agreement.

(c) At all times after the Effective Time, Flag shall reserve for issuance such number of shares of Flag Common Stock as shall be necessary to permit the exercise of FCB Options in the manner contemplated by this Agreement. As soon as practicable following the Effective Time, Flag shall file a Registration Statement on Form S-8 with the SEC with respect to the Flag Common Stock subject to the FCB Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as any of the FCB Options remain outstanding. Flag shall make any filings required under any applicable state securities laws to qualify the Flag Common Stock subject to such FCB Options for resale thereunder. Flag shall use its reasonable efforts to cause the shares of Flag Common Stock to be issued upon the exercise of FCB Options to be listed on the Nasdaq National Market or such other market as Flag Common Stock is then listed.

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ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, Flag shall cause the exchange agent selected by Flag (the “Exchange Agent”) to mail to the former shareholders of FCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) for the exchange of the FCB Common stock certificates. After the Effective Time, each holder of shares of FCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of FCB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Flag Common Stock to which such holder may be otherwise entitled (without interest). Neither Flag nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of FCB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of FCB Common Stock for exchange as provided in this Section 4.1 or appropriate affidavits or indemnity agreements in the event such share certificates have been lost, mutilated or destroyed. The certificate or certificates of FCB Common Stock so surrendered shall be duly endorsed as either Flag or the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Flag nor the Exchange Agent shall be liable to a holder of FCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or other Law.

4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of FCB shall be closed as to holders of FCB Common Stock immediately prior to the Effective Time, and no transfer of FCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters’ rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of FCB shall be entitled to vote after the Effective Time at any meeting of Flag shareholders the number of whole shares of Flag Common Stock into which their respective shares of FCB Common Stock are convertible, regardless of whether such holders have exchanged their certificates representing FCB Common Stock for certificates representing Flag Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Flag on the Flag Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Flag Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FCB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FCB Common Stock certificate in exchange for Flag Common Stock, both the Flag Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests or Excess Shares (in each case without interest) shall be delivered and paid with respect to each share represented by such certificate.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF FCB

FCB hereby represents and warrants to Flag as follows:

5.1 Organization, Standing and Power. FCB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. FCB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No FCB Company owns any property or conducts any business outside of the State of Georgia which would require any of them to be qualified as a foreign corporation in any jurisdiction. First Capital Bank is a financial institution duly organized, validly existing and in good standing under the Laws of the State of Georgia. The minute books and the organizational documents of each FCB Company have been made available to Flag for its review and are true and complete in all Material respects and accurately reflect in all Material respects all actions of the Board of Directors and shareholders of each FCB Company (in the case of minute books) and all amendments thereto (in the case of organizational documents).

5.2 Authority; No Breach By Agreement.

(a) FCB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and, subject to necessary shareholder and regulatory approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FCB Common Stock entitled to vote at the FCB Meeting. Subject to the Consents of Regulatory Authorities and FCB shareholder approval, this Agreement represents a legal, valid and binding obligation of FCB, enforceable against FCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by FCB nor the consummation by FCB of the transactions contemplated hereby, nor compliance by FCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of any FCB Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FCB Company under, any Contract or Permit of any FCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to any FCB Company or any of their respective Assets.

(c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by FCB of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

5.3 Capital Stock and Other Securities.

(a) The authorized capital stock of FCB consists of 10,000,000 shares of FCB Common Stock and 10,000,000 shares of FCB preferred stock. As of March 31, 2005, there were 5,216,528 shares of FCB Common Stock issued and outstanding and no shares of FCB preferred stock issued and outstanding. As of

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March 31, 2005, 567,454 shares of FCB Common Stock were reserved for issuance upon the exercise of stock options granted pursuant to the FCB Stock Option Plan. All of the issued and outstanding shares of capital stock of FCB are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of FCB have been issued in violation of any preemptive rights of the current or past shareholders of FCB.

(b) Except as set forth in Sections 5.3(a) or (b) of the FCB Disclosure Memorandum, there are no shares of capital stock or other equity securities of FCB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FCB or contracts, commitments, understandings or arrangements by which FCB is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

5.4 Subsidiaries. The following are consolidated subsidiaries of FCB: (i) First Capital Bank, (ii) First Capital Statutory Trust I, a Connecticut statutory trust (the “Trust”) and (iii) Capital Financial Software, LLC, a limited liability company organized under the laws of the State of Georgia (“Capital Financial”). Other than First Capital Bank, the Trust and Capital Financial, FCB has no subsidiaries (collectively, the “FCB Subsidiaries”). FCB owns all of the issued and outstanding shares of capital stock of each FCB Subsidiary. No equity securities of any FCB Subsidiary are or may become required to be issued and there are no Contracts by which any FCB Subsidiary is bound to issue additional shares of its capital stock or rights by which any FCB Company is bound to transfer any shares of any FCB Subsidiary. Except as set forth in Section 5.4 of the FCB Disclosure Memorandum, all of the shares of capital stock of each FCB Subsidiary are duly authorized, validly issued, and fully paid and nonassessable and are owned by FCB free and clear of any Lien.

5.5 SEC Filings; Financial Statements.

(a) FCB has timely filed and made available to Flag all forms, reports and documents required to be filed by FCB with the SEC since December 31, 2001 (collectively, the “FCB SEC Reports”). The FCB SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in any such FCB SEC Report or necessary in order to make the statements in any such FCB SEC Report, in light of the circumstances under which they were made, not misleading. None of the FCB Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) FCB’s external auditor is and has been throughout the periods covered by the FCB Financial Statements (x) a public accounting firm registered with the Public Company Accounting Oversight Board, (y) “independent” with respect to FCB within the meaning of Regulation S-X and (z) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, no non-audit services have been performed by Flag’s auditors since December 31, 2001.

(c) Each of the FCB Financial Statements (including, in each case, any related notes) contained in the FCB SEC Reports, including any FCB SEC reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FCB and the FCB Subsidiaries as of their respective dates and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be Material in amount or effect.

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(d) Each FCB Company maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FCB and to maintain accountability for FCB’s consolidated assets; (iii) access to FCB’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of FCB’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) FCB has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act) and such disclosure controls and procedures are designed to ensure that material information relating to FCB is made known to FCB’s Chief Executive Officer and Chief Financial Officer to all timely decisions regarding disclosure in the FCB SEC Reports.

5.6 Absence of Undisclosed Liabilities. No FCB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FCB as of December 31, 2004 included in the FCB Financial Statements or reflected in the notes thereto. No FCB Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

5.7 Absence of Certain Changes or Events. Since December 31, 2004, except as set forth in Section 5.7 of the FCB Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB (ii) no FCB Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of FCB provided in Article 7 of this Agreement, and (iii) each FCB Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any FCB Company have been timely filed for all Taxable Periods, and all returns filed are complete and accurate in all Material respects. All Taxes due and owing have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FCB, except as reserved against in the FCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) No FCB Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted against or with respect to any FCB Company.

(c) Adequate provision for any Taxes due or to become due by any FCB Company for the period or periods through and including the date of the respective FCB Financial Statements has been made and is reflected on such FCB Financial Statements.

(d) Deferred Taxes of each FCB Company have been provided for in accordance with United States GAAP. FCB has adopted and consistently applied Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

(e) Each FCB Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with,

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all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(f) No FCB Company has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. No FCB Company is a party to any arrangement or plan that is subject to Section 409A of the Internal Revenue Code.

(g)	There are no Material Liens with respect to Taxes upon any of the Assets of any FCB Company.

(h) Except as disclosed in Section 5.8(h) of the FCB Disclosure Memorandum, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any FCB Company that occurred during or after any Taxable Period in which any FCB Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

(i) No FCB Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(j) No FCB Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(k) None of the FCB Companies is a party to any Tax allocation or sharing agreement, and none of the FCB Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group, the common parent of which was FCB) or has any Liability for Taxes of any Person (other than FCB) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

(l) After the date of this Agreement, no Material election with respect to Taxes will be made by FCB without the prior written consent of Flag.

(m) None of the FCB Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Internal Revenue Code Section 355 or Internal Revenue Code Section 361.

5.9 Allowance. The Allowance shown on the consolidated balance sheets of FCB included in the most recent FCB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FCB included in the FCB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Banks and other extensions of credit by the Banks as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on FCB.

5.10 Assets. Except as disclosed in Section 5.10 of the FCB Disclosure Memorandum or as disclosed or reserved against in the FCB Financial Statements, each FCB Company has good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the businesses of each FCB Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each FCB Company’s past practices. All Assets which are Material to the FCB Companies’ respective businesses held under leases or subleases by each FCB Company, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or

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businesses of each FCB Company provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the FCB Companies are a named insured are, in the reasonable belief of FCB’s management, reasonably sufficient. No FCB Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the FCB Companies include all assets required to operate the respective businesses of the FCB Companies as presently conducted.

5.11 Environmental Matters.

(a) To the Knowledge of FCB, the FCB Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(b) There is no Litigation pending or, to the Knowledge of FCB, threatened before any court, governmental agency, board, authority or other forum in which the FCB Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by the FCB Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(c) To the Knowledge of FCB, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(d) To the Knowledge of FCB, during the period of (i) the FCB Companies’ ownership or operation of any of their respective current properties, (ii) the FCB Companies’ participation in the management of any Participation Facility or (iii) the FCB Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on the FCB Companies.

5.12 Compliance with Laws. FCB is duly registered as a bank holding company under the BHC Act. Each FCB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. No FCB Company:

(a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB; nor

(b) except as disclosed in Section 5.12(b) of the FCB Disclosure Memorandum, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, or (iii) requiring any FCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

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5.13 Labor Relations.

(a) No FCB Company nor any employee thereof, is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any FCB Company to bargain with any labor organization as to wages or conditions of employment, nor is FCB Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any FCB Companies’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(b) There is no strike, slowdown, lockout or other job action or labor dispute involving any FCB Company pending or, to the Knowledge of any FCB Company, threatened and there have been no such actions or disputes in the past three years. To the Knowledge of any FCB Company, in the past three years, there has not been any attempt by any FCB Company employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any FCB Company.

(c) Except as disclosed in Section 5.13(c) of the FCB Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each FCB Company is terminable at will by the relevant FCB Company without any penalty, liability or severance obligation incurred by any FCB Company. Each independent contractor of any FCB Company has been correctly classified as such, and no FCB Company can have any liability as a result of any employee of such entity incorrectly being classified as an independent contractor or otherwise.

(d) Except as disclosed in Section 5.13(d) of the FCB Disclosure Memorandum and except for the accrued payroll reflected on the FCB Companies’ financial statements, no FCB Company will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations, except for any such amounts relating to the current pay period. Each FCB Company (i) has withheld and reported all amounts required by applicable law to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of former employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) To its Knowledge, each FCB Company is in compliance with all applicable federal, state and local labor, employment, equal employment opportunity, nondiscrimination, human rights, terms and conditions of employment, wages, hours, benefits, collective bargaining, occupational safety and health, plant closing and immigration laws with respect to its employees.

5.14 Employee Benefit Plans.

(a) The FCB Companies have disclosed in Section 5.14 of the FCB Disclosure Memorandum, and delivered or made available to Flag prior to the execution of this Agreement, correct and complete copies in each case of (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, phantom stock, share appreciation rights, supplemental pension, retainer, savings, retirement, severance pay, termination pay, change of control, vacation, bonus or other incentive plans, (ii) all other written employee policies, programs, arrangements or agreements of any kind providing compensation, remuneration or benefits or perquisites of any kind, (iii) all medical, vision, dental or other health or welfare plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA,

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(iv) all “specified fringe benefit plans” as defined in Section 6039D(d)(1) of the Internal Revenue Code, (v) all “nonqualified deferred compensation plans” as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Internal Revenue Code, and (vi) all “multiemployer plans” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, which is currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or which has within the past seven years been adopted, maintained by, sponsored in whole or in part by, or contributed to by, any FCB Companies or any Affiliate thereof for the benefit of current or former employees, directors, independent contractors, shareholders, officers or other individuals, or any spouse, child or other dependent of such individuals or which could result in any liability being asserted against any FCB Company (collectively, the “FCB Benefit Plans”). Any of the FCB Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “FCB ERISA Plan.” Each FCB ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as an “FCB Pension Plan”. No FCB Benefit Plan is or has been a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. The FCB Companies do not participate in either a multi-employer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Internal Revenue Code) or a multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA).

(b) The FCB Companies have delivered or made available to Flag prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such FCB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such FCB Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any FCB Benefit Plan with respect to the most recent plan year, (iv) the most recent summary plan descriptions and any Material modifications thereto, (v) all policies of fiduciary liability insurance covering the fiduciaries for each FCB Benefit Plan, and all bonds pertaining to any FCB Benefit Plan, (vi) all nondiscrimination tests required by the Internal Revenue Code for any FCB Benefit Plan for the most recent plan year, and (vii) all employee handbooks or policy manuals pertaining to employees of any FCB Company.

(c) Except as set forth in Section 5.14(c) of the FCB Disclosure Memorandum, all FCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB. Each FCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and no FCB Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of an FCB ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No transaction with respect to any FCB Benefit Plan that could subject any FCB Company or any other “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Section 4975(e)(2) of the Internal Revenue Code) to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(d) No FCB Benefit Plan is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code. There are no unresolved claims or disputes under the terms of, or in connection with, the FCB Benefit Plans other than claims for benefits which are payable in the ordinary course of business and, to the Knowledge of the FCB Companies, no action, proceeding, prosecution, inquiry, hearing or investigation, or threat thereof, has been commenced or made with respect to any FCB Benefit Plan.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the FCB Companies with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which

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Liability is reasonably likely to have a Material Adverse Effect on FCB. Except as Previously Disclosed, no FCB Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on FCB. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no FCB Company has any obligations to provide health and life benefits under any of the FCB Benefit Plans to former employees, and there are no restrictions on the rights of FCB to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FCB. To the Knowledge of the FCB Companies, no payment or benefit which will or may be made by any FCB Company to any “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code and the regulations thereunder) is or would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code with respect to which a deduction would be disallowed, and there is no agreement, plan, arrangement or other contract by which any FCB Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Internal Revenue Code. Furthermore, no payment or benefit which will or may be made by any FCB Company would be in violation of 12 C.F.R. §§ 359.0 through 359.7.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of the FCB Companies from the FCB Companies under any FCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

(h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the FCB Companies and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FCB Financial Statements to the extent required by and in accordance with GAAP.

5.15 Material Contracts. Except as disclosed in Section 5.15 of the FCB Disclosure Memorandum or otherwise reflected in the FCB Financial Statements, no FCB Company nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any FCB Company or the guarantee by any FCB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any FCB Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the provision of data processing network communication, or other technical services to or by any FCB Company, or (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to an FCB Regulatory Report filed by FCB with any Regulatory Authority as of the date of this Agreement and that has not been filed by FCB with any Regulatory Authority as an exhibit to any FCB Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “FCB Contracts”). With respect to each FCB Contract, (i) the Contract is in full force and effect, (ii) no FCB Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, (iii) no FCB Company has repudiated or waived any material provision of

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any such Contract, and (iv) no other party to any such Contract is, to the knowledge of the FCB Companies, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of the FCB Companies for money borrowed is prepayable at any time by the FCB Companies without penalty or premium.

5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the FCB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of the FCB Companies, threatened against any FCB Company, or against any Asset, interest or right of any of them nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the FCB Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB.

5.17 Reports. Other than the FCB SEC Reports (as to which Section 5.5 applies), the FCB Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities (except in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by the FCB Companies or any Affiliate thereof to Flag pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the FCB Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Flag with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the FCB Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to the FCB shareholders in connection with the FCB Meeting and any other documents to be filed by any FCB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the FCB Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such shareholders’ meeting. All documents that any FCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.19 Tax and Regulatory Matters. No FCB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

5.20 State Takeover Laws. The FCB Companies have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

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5.21 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the FCB Companies’ own account, or for the account of either of the Banks or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.22 Related Party Transactions. Except as disclosed in Section 5.22 of the FCB Disclosure Memorandum, and as Previously Disclosed, no FCB Company has or is engaged in a Related Party Transaction.

5.23 Fairness Opinion. FCB has received a written opinion of Burke Capital Group, L.L.C. to the effect that the Exchange Ratio is fair to the holders of FCB Common Stock, from a financial point of view.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF FLAG

Flag hereby represents and warrants to FCB as follows:

6.1 Organization, Standing and Power. Flag is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. Flag Bank is a financial institution duly organized, validly existing and in good standing under the laws of the State of Georgia. Flag has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. No Flag Company owns any property or conducts any business outside the State of Georgia which would require any of them to be qualified as a foreign corporation in any jurisdiction. The minute books and the organizational documents of each Flag Company have been made available to FCB for its review and are true and complete in all Material respects and accurately reflect in all Material respects all actions of the Board of Directors and shareholders of each Flag Company (in the case of minute books) and all amendments thereto (in the case of organizational documents).

6.2 Authority; No Breach By Agreement.

(a) Flag has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement, subject to necessary shareholder and regulatory approvals, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Flag, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Flag Common Stock entitled to vote at the Flag Meeting. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Flag, enforceable against Flag in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Flag, nor the consummation by Flag of the transactions contemplated hereby, nor compliance by Flag with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of any Flag Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Flag Companies under, any Contract or Permit of any Flag Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have,

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individually or in the aggregate, a Material Adverse Effect on Flag, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1 (a) and (b) of this Agreement, violate any Law or Order applicable to any Flag Companies or any of their respective Assets.

(c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by Flag of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.3 Capital Stock and Other Securities.

(a) The authorized capital stock of Flag consists of 20,000,000 shares of Flag Common Stock, $1.00 par value per share and 10,000,000 shares of preferred stock, no par value per share. As of March 31, 2005, there were 8,528,461 shares of Flag Common Stock issued and outstanding and no shares of Flag preferred stock issued and outstanding. All of the issued and outstanding shares of Flag Common Stock are, and all of the shares of Flag Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Flag Common Stock have been, and none of the shares of Flag Common Stock to be issued in exchange for shares of FCB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Flag.

(b) Except as set forth in Section 6.3(a) of this Agreement, or as disclosed in Sections 6.3(a) or (b) of the Flag Disclosure Memorandum, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Flag outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Flag or contracts, commitments, understandings or arrangements by which Flag is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

6.4 Subsidiaries. Flag has no Subsidiaries other than Flag Bank. Flag owns all of the issued and outstanding shares of capital stock of Flag Bank. No equity securities of Flag Bank are or may become required to be issued and there are no Contracts by which Flag Bank is bound to issue additional shares of its capital stock or rights by which Flag Bank is bound to transfer any shares of Flag Bank. All of the shares of capital stock of Flag Bank are duly authorized, validly issued, and fully paid and nonassessable and are owned by Flag free and clear of any Lien.

6.5 SEC Filings; Financial Statements.

(a) Flag has timely filed and made available to FCB all forms, reports and documents required to be filed by Flag with the SEC since December 31, 2001 (collectively, the “Flag SEC Reports”). The Flag SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Flag SEC Reports or necessary in order to make the statements in such Flag SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Flag Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Flag’s external auditor is and has been throughout the periods covered by the Flag Financial Statements (x) a public accounting firm registered with the Public Company Accounting Oversight Board, (y) “independent” with respect to Flag within the meaning of Regulation S-X and (z) in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board. Except as Previously Disclosed, no non-audit services have been performed by Flag’s auditors since December 31, 2001.

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(c) Each of the Flag Financial Statements (including, in each case, any related notes) contained in the Flag SEC Reports, including any Flag SEC reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Flag and the Flag Subsidiaries as of their respective dates and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be Material in amount or effect.

(d) Flag maintains accurate books and records reflecting its respective assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Flag and to maintain accountability for Flag’s consolidated assets; (iii) access to Flag’s consolidated assets is permitted only in accordance with management’s authorization; (iv) the reporting of Flag’s consolidated assets is compared with existing assets at regular intervals; (v) accounts, notes and other receivables and inventory are recorded accurately; and (vi) proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) Flag has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act) and such disclosure controls and procedures are designed to ensure that material information relating to Flag is made known to Flag’s Chief Executive Officer and Chief Financial Officer to all timely decisions regarding disclosure in the Flag SEC Reports.

6.6 Absence of Undisclosed Liabilities. None of the Flag Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, except Liabilities which are accrued or reserved against in the consolidated balance sheet of Flag as of December 31, 2004 included in the Flag Financial Statements or reflected in the notes thereto. No Flag Companies have incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.7 Absence of Certain Changes or Events. Since December 31, 2004, except as disclosed in Section 6.7 of the Flag Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, and (ii) the Flag Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Flag provided in Article 7 of this Agreement, and (iii) the Flag Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of Flag have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2004, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate in all Material respects to the Knowledge of Flag. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Flag, except

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as reserved against in the Flag Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) Flag has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Flag.

(c) Adequate provision for any Taxes due or to become due by Flag for the period or periods through and including the date of the respective Flag Financial Statements has been made and is reflected on such Flag Financial Statements.

(d) Deferred Taxes of Flag have been provided for in accordance with GAAP. Flag has adopted Financial Accounting Standards Board Statement 109, “Accounting for Income Taxes.”

(e) Flag is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(f) Flag has not made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code. No FCB Company is a party to any arrangement or plan that is subject to Section 409A of the Internal Revenue Code.

(g) There are no Material Liens with respect to Taxes upon any of the Assets of Flag.

(h) Except as disclosed in Section 6.8(h) of the Flag Disclosure Memorandum, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any Flag Company that occurred during or after any Taxable Period in which Flag incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

(i) No Flag Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(j) No Flag Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(k) None of the Flag Companies is a party to any Tax allocation or sharing agreement, and none of the Flag Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group, the common parent of which was Flag) or has any Liability for Taxes of any Person (other than Flag) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

(l) After the date of this Agreement, no Material election with respect to Taxes will be made by Flag without the prior written consent of FCB, which consent shall not be unreasonably withheld.

(m) None of the Flag Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Internal Revenue Code Section 355 or Internal Revenue Code Section 361.

6.9 Allowance. The Allowance shown on the consolidated balance sheets of Flag included in the most recent Flag Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Flag included in the Flag Financial Statements as of dates subsequent

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to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Flag Companies and other extensions of credit by the Flag Companies as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Flag.

6.10 Assets. Except as disclosed in Section 6.10 of the Flag Disclosure Memorandum or as disclosed or reserved against in the Flag Financial Statements, the Flag Companies each have good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the business of the Flag Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Flag Companies’ past practices. All Assets which are Material to the Flag Companies’ respective businesses held under leases or subleases by the Flag Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Management believes that the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the Flag Companies provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which the Flag Companies are a named insured are, in the reasonable belief of the Flag Companies’ management, reasonably sufficient. No Flag Company has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Flag Companies include all assets required to operate the business of the Flag Companies as presently conducted.

6.11 Environmental Matters.

(a) To the Knowledge of the Flag Companies, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(b) There is no Litigation pending or, to the Knowledge of Flag, threatened before any court, governmental agency, board, authority or other forum in which the Flag Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either the Flag Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(c) To the Knowledge of Flag there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(d) To the Knowledge of Flag during the period of (i) the Flag Companies’ ownership or operation of any of their respective current properties, (ii) the Flag Companies’ participation in the management of any Participation Facility or (iii) the Flag Companies’ holding of a security interest in a Loan Property, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.12 Compliance with Laws. Flag is duly registered as a bank holding company under the BHC Act. Each of the Flag Companies has in effect all Permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely

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to have, individually or in the aggregate, a Material Adverse Effect on Flag, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag. None of the Flag Companies:

(a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag; nor

(b) except as disclosed in Section 6.12(b) of the Flag Disclosure Memorandum, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the Flag Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, or (iii) requiring any Flag Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.13 Labor Relations.

(a) No Flag Company nor any employee thereof, is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any Flag Company to bargain with any labor organization as to wages or conditions of employment, nor is any Flag Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any Flag Companies’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(b) There is no strike, slowdown, lockout or other job action or labor dispute involving any Flag Company pending or, to the Knowledge of any Flag Company, threatened and there have been no such actions or disputes in the past three years. To the Knowledge of any Flag Company, in the past three years, there has not been any attempt by any Flag Company employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Flag Company.

(c) Except as disclosed in Section 6.13(c) of the Flag Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each Flag Company is terminable at will by the relevant Flag Company without any penalty, liability or severance obligation incurred by any Flag Company. Each independent contractor of any Flag Company has been correctly classified as such, and no Flag Company can have any liability as a result of any employee of such entity incorrectly being classified as an independent contractor or otherwise.

(d) Except as disclosed in Section 6.13(d) of the Flag Disclosure Memorandum and except for the accrued payroll reflected on the Flag Companies’ financial statements, no Flag Company will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments or severance obligations, except for any such amounts relating to the current pay period. Each Flag Company (i) has withheld and reported all amounts required by applicable law to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of, any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of former employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

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(e) To its Knowledge, each Flag Company is in compliance with all applicable federal, state and local labor, employment, equal employment opportunity, nondiscrimination, human rights, terms and conditions of employment, wages, hours, benefits, collective bargaining, occupational safety and health, plant closing and immigration laws with respect to its employees.

6.14 Employee Benefit Plans.

(a) The Flag Companies have disclosed in Section 6.14 of the Flag Disclosure Memorandum, and delivered or made available to FCB prior to the execution of this Agreement, correct and complete copies in each case of (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, phantom stock, share appreciation rights, supplemental pension, retainer, savings, retirement, severance pay, termination pay, change of control, vacation, bonus or other incentive plans, (ii) all other written employee policies, programs, arrangements or agreements of any kind providing compensation, remuneration or benefits or perquisites of any kind, (iii) all medical, vision, dental or other health or welfare plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, (iv) all “specified fringe benefit plans” as defined in Section 6039D(d)(1) of the Internal Revenue Code, (v) all “nonqualified deferred compensation plans” as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Internal Revenue Code, and (vi) all “multiemployer plans” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, which is currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or which has within the past seven years been adopted, maintained by, sponsored in whole or in part by, or contributed to by, any Flag Companies or any Affiliate thereof for the benefit of current or former employees, directors, independent contractors, shareholders, officers or other individuals, or any spouse, child or other dependent of such individuals or which could result in any liability being asserted against any Flag Company (collectively, the “Flag Benefit Plans”). Any of the Flag Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “Flag ERISA Plan.” Each Flag ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as an “Flag Pension Plan”. No Flag Benefit Plan is or has been a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. The Flag Companies do not participate in either a multi-employer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Internal Revenue Code) or a multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA).

(b) The Flag Companies have delivered or made available to FCB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Flag Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Flag Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Flag Benefit Plan with respect to the most recent plan year, (iv) the most recent summary plan descriptions and any Material modifications thereto, (v) all policies of fiduciary liability insurance covering the fiduciaries for each Flag Benefit Plan, and all bonds pertaining to any Flag Benefit Plan, (vi) all nondiscrimination tests required by the Internal Revenue Code for any Flag Benefit Plan for the most recent plan year, and (vii) all employee handbooks or policy manuals pertaining to employees of any Flag Company.

(c) All Flag Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag. Each Flag ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable

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determination letter from the IRS, and no Flag Company is aware of any circumstances likely to reasonably result in revocation of any such favorable determination letter or failure of an Flag ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No transaction with respect to any Flag Benefit Plan that could subject any Flag Company or any other “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Section 4975(e)(2) of the Internal Revenue Code) to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(d) No Flag Benefit Plan is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code. There are no unresolved claims or disputes under the terms of, or in connection with, the Flag Benefit Plans other than claims for benefits which are payable in the ordinary course of business and, to the Knowledge of the Flag Companies, no action, proceeding, prosecution, inquiry, hearing or investigation, or threat thereof, has been commenced or made with respect to any Flag Benefit Plan.

(e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Flag Companies with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Flag. Except as Previously Disclosed, no Flag Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Flag. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Flag Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no Flag Company has any obligations to provide health and life benefits under any of the Flag Benefit Plans to former employees, and there are no restrictions on the rights of Flag to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Flag. To the Knowledge of the Flag Companies, no payment or benefit which will or may be made by any Flag Company to any “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code and the regulations thereunder) is or would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code with respect to which a deduction would be disallowed, and there is no agreement, plan, arrangement or other contract by which any Flag Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Internal Revenue Code. Furthermore, no payment or benefit which will or may be made by any Flag Company would be in violation of 12 C.F.R. §§ 359.0 through 359.7.

(g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of the Flag Companies from the Flag Companies under any Flag Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Flag Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

(h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the Flag Companies and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Flag Financial Statements to the extent required by and in accordance with GAAP.

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6.15 Material Contracts. Except as disclosed in Section 6.15 of the Flag Disclosure Memorandum or otherwise reflected in the Flag Financial Statements, neither the Flag Companies nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any Flag Company or the guarantee by any Flag Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Flag Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the provision of data processing network communication, or other technical services to or by any Flag Company, or (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to an Flag Regulatory Report filed by Flag with any Regulatory Authority as of the date of this Agreement and that has not been filed by Flag with any Regulatory Authority as an exhibit to any Flag Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Section 6.10 and 6.14(a)of this Agreement, the “Flag Contracts”). With respect to each Flag Contract, (i) the Contract is in full force and effect, (ii) no Flag Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, (iii) no Flag Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of Flag, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of any Flag Company for money borrowed is prepayable at any time by Flag without penalty or premium.

6.16 Legal Proceedings. Except as disclosed in Section 6.16 of the Flag Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of the Flag Companies, threatened against any Flag Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Flag Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag.

6.17 Reports. Other than the Flag SEC Reports (as to which Section 6.5 applies), the Flag Companies have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities (except in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Flag). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Flag Companies or any Affiliate thereof to FCB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Flag Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Flag with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Flag Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to FCB shareholders in connection with the FCB Meeting and any other documents to be filed by any Flag Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of FCB, be false or misleading with respect to any Material fact, or omit to state

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any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the FCB Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders’ meetings. All documents that any Flag Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.19 Tax and Regulatory Matters. No Flag Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b).

6.20 State Takeover Laws.

Flag has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination” or other state takeover Law.

6.21 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Flag’s own account, or for the account of any Flag Company or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

6.22 Related Party Transactions. Except as disclosed in Section 6.22 of the Flag Disclosure Memorandum, no Flag Company has or is engaged in a Related Party Transaction.

6.23 Fairness Opinion. Flag has received an opinion from Sandler O’Neill & Partners, L.P. that the Exchange Ratio is fair to Flag, from a financial point of view.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of FCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Flag shall have been obtained, and except as otherwise contemplated herein, FCB agrees: (i) to operate its business and cause any FCB Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.2 Negative Covenants of FCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCB covenants and agrees that any FCB Company will not do or agree or commit to do, any of the following without the prior written consent of Flag, which consent shall not be unreasonably withheld:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of FCB or the Articles of Incorporation or Association, Bylaws or other governing instruments of any FCB Company; or

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(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of any FCB Company consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any FCB Company held by the FCB Companies of any Lien or permit any such Lien to exist other than in connection with deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank advances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been Previously Disclosed; or

(c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCB Company, or declare or pay any dividend or make any other distribution in respect of any FCB Company capital stock; or

(d) issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCB Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

(e) adjust, split, combine or reclassify any capital stock of FCB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either FCB Common Stock or either Bank’s common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration; or

(f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by FCB in its fiduciary capacity; or

(g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, or of mortgage-backed securities of maturity or grade consistent with past practices, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any FCB Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(h) grant any increase in compensation or benefits to the employees or officers of any FCB Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus other than pursuant to a written policy or Contract in effect on the date of this Agreement and Previously Disclosed, enter into or amend any severance agreements with officers of any FCB Company, grant any increase in fees or other increases in compensation or other benefits to directors of any FCB Company except in accordance with past practice Previously Disclosed; or

(i) enter into or amend any employment Contract between any FCB Company and any Person (unless such amendment is required by Law) that any FCB Company, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(j) adopt any new employee benefit plan of any FCB Company or make any Material change in or to any existing employee benefit plans of any FCB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

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(k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws, regulatory accounting requirements or GAAP; or

(l) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any FCB Company for money damages in excess of $50,000 or Material restrictions upon the operations of any FCB Company; or

(m) modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

(n) make any loan or extension of credit to any borrower of any FCB Company in excess of an aggregate of $1 million; or

(o)	make any Material election with respect to Taxes; or

(p) incur or become obligated to incur any expenses exceeding $100,000, whether capitalized, expended or otherwise other than in the ordinary course of business, excluding any expenses or obligations incurred in connection with this Agreement or the transactions contemplated hereby.

7.3 Affirmative Covenants of Flag. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of FCB shall have been obtained, and except as otherwise contemplated herein, Flag agrees: (i) to operate its business and cause any Flag Company to operate its business in the usual, regular and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

7.4 Negative Covenants of Flag. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Flag covenants and agrees that any Flag Company will not do or agree or commit to do, any of the following without the prior written consent of FCB, which consent shall not be unreasonably withheld:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of Flag or the Articles of Incorporation, Bylaws or other governing instruments of any Flag Company; or

(b) except as disclosed in Section 7.4(b) of the Flag Disclosure Memorandum repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Flag, or declare or pay any dividend or make any other distribution in respect of Flag capital stock other than any regular quarterly cash dividend of Flag; or

(c) except for this Agreement or as disclosed in Section 7.4(c) of the Flag Disclosure Memorandum, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Flag Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

(d) adjust, split, combine or reclassify any capital stock of Flag or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Flag Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration.

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7.5 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

7.6 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring period-end adjustments that are not Material). As of their respective dates, such reports filed with the Regulatory Authorities will comply in all Material respects with applicable Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

7.7 Certain Modifications. Flag and FCB shall consult with respect to their respective loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and FCB shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Flag and FCB also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party’s representations, warranties, and covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 7.7.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Shareholder Approvals. Each of FCB and Flag shall take, in accordance with applicable Law and its respective Articles of Incorporation and Bylaws, all action necessary to convene, respectively, the FCB Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by FCB shareholders for consummation of the Merger and the Flag Meeting to consider and vote upon the issuance of the shares of Flag Common Stock to be issued in the Merger and any other matters required to be approved by Flag shareholders for consummation of the Merger, as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of each of FCB and Flag shall (subject to compliance with its fiduciary duties as advised by counsel) by majority vote recommend such approval by their shareholders, and the Board of Directors of FCB and Flag (subject to compliance with their fiduciary duties as advised by counsel) shall use their best efforts to obtain such approval by their shareholders.

8.2 Registration Statement.

(a) Each of Flag and FCB agrees to cooperate in the preparation of a Registration Statement to be filed by Flag with the SEC in connection with the issuance of Flag Common Stock in the Merger (including the Joint Proxy Statement and all related documents). Provided FCB has cooperated as required above, Flag agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 30 days after the date of this Agreement. Each of FCB and Flag agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably

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practicable after filing thereof. Flag also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FCB agrees to furnish Flag all information concerning FCB, the FCB Subsidiaries and their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of FCB and Flag agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to FCB shareholders and at the time of the FCB Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of FCB and Flag further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

(c) Flag will advise FCB, promptly after Flag receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the Flag Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by FCB of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law.

8.3 Applications. Flag shall promptly prepare and file, and the FCB Companies shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Flag shall permit the FCB Companies to review (and approve with respect to information relating to the FCB Companies) such applications prior to filing the same.

8.4 Filings with State Office. Upon the terms and subject to the conditions of this Agreement, Flag shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

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8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all Confidential Information furnished to it by any other Party concerning its and its Subsidiaries’ businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such Confidential Information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party uses its best efforts to preserve the confidentiality of such Confidential Information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing Confidential Information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

(d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

8.7 Press Releases. Prior to the Effective Time, FCB and Flag shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

8.8 No Solicitation.

(a) Effective as of the date of this Agreement and until the earlier of (1) the Effective Time and (2) the date of termination of this Agreement pursuant to the provisions of Section 10.1, neither Party will take nor will any Party permit any of its directors, officers, agents, employees, Affiliates, attorneys, accountants, financial advisers or other representatives (collectively, “Representatives”) to (directly or indirectly): (i) solicit, initiate, encourage or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any

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information with respect to, an Acquisition Proposal; provided, however, that prior to the approval and adoption of this Agreement and the transactions contemplated by this Agreement by shareholders, nothing contained in this Agreement shall prevent any Party from furnishing information to, or engaging in negotiations or discussions with, any Person in connection with an unsolicited bona fide Acquisition Proposal by such Person, if and to the extent that (x) such Party’s Board of Directors determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, and such Party’s Board of Directors determines in good faith (after consultation with its outside legal counsel), in the exercise of its fiduciary duties, that to do otherwise would be inconsistent with its fiduciary duty to the shareholders of such Party, (y) prior to furnishing such information to, or engaging in negotiations or discussions with, such Person, such Party’s Board of Directors receives from such Person an executed confidentiality agreement with terms no more favorable to such Party than those set forth in the Confidentiality Agreement to which the Party is bound, and (z) such Party gives the other Party five business days’ prior written notice of its intention to take such action.

(b) Except as set forth in this Section 8.8, neither Party’s Board of Directors shall (i) withhold, withdraw, amend, change or modify, in each case in a manner adverse to the Party, the approval or recommendation by such Party’s Board of Directors of this Agreement, and the Merger, (ii) approve or recommend any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, prior to the approval and adoption of this Agreement and the transactions contemplated by this Agreement by any Party’s shareholders, such Party’s Board of Directors determines in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that (x) the Acquisition Proposal constitutes a Superior Proposal, and (y) to do otherwise would be inconsistent with its fiduciary duty to the shareholders of any Party, after giving five business days’ prior written notice to the other Party, specifying the material terms thereof and the identity of the party making such proposal; provided, however, the identity of the party making such proposal shall not be identified if any Party is prohibited from such making disclosure pursuant to a written confidentiality agreement, such Party’s Board of Directors may (A) withhold, withdraw, amend, change or modify its approval or recommendation of this Agreement and the Merger or (B) enter into an agreement with respect to a Superior Proposal, and shall, in the case of (B), terminate this Agreement in accordance with Section 10.1; provided, however, that any Party shall have caused its financial and legal advisors to negotiate in good faith with any Party during such five business days to make such adjustments to the terms and conditions of this Agreement as would enable any Party to proceed with the Merger on such adjusted terms. Each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof. Both Parties agree that its obligation to hold a meeting of its shareholders or to otherwise submit this Agreement to its stockholders shall not be affected by the withholding, withdrawal, amendment, change or modification of its approval or recommendation in accordance with clause (A) above.

(c) The Parties will promptly (but in any event not later than 24 hours after its written receipt thereof) notify the other Party in writing of the existence of any proposal, discussion or negotiation received by either Party regarding any Acquisition Proposal, and each Party will promptly communicate to the other Party the identity of the party making such proposal or engaging in such discussion or negotiation and the material terms of any proposal, discussion or negotiation that it may receive regarding any Acquisition Proposal, but the Parties shall not be required to disclose the identity of the party making such proposal or engaging in such discussion or negotiation if prohibited from doing so pursuant to the terms of a written confidentiality agreement. Each Party will promptly provide to the other Party any information concerning the Party provided to any other Person in connection with any Acquisition Proposal which was not previously provided to any Party. The Parties will keep each other fully informed on a prompt basis of any discussions or negotiations relating to any Acquisition Proposal and of any amendments or proposed amendments to any of the material terms of any Acquisition Proposal.

(d) Each Party acknowledges that this Section 8.8 was a significant inducement for each Party to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Merger Consideration to be paid to the security holders of FCB or (ii) a failure to induce Flag to enter into this Agreement.

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8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 Agreement of Affiliates. FCB has disclosed in Section 8.10 of the FCB Disclosure Memorandum all Persons whom it reasonably believes is an “affiliate” of FCB for purposes of Rule 145 under the 1933 Act. FCB shall use its reasonable efforts to cause each such Person to deliver to Flag not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of FCB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Flag Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Flag shall be entitled to place restrictive legends upon certificates for shares of Flag Common Stock issued to affiliates of FCB pursuant to this Agreement to enforce the provisions of this Section 8.10). Flag shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Flag Common Stock by such affiliates.

8.11 Employee Benefits and Contracts. Following the Effective Time, Flag shall provide generally to officers and employees of the FCB Companies, who at or after the Effective Time become employees of a Flag Company (collectively, “New Flag Employees”), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Flag Companies to their similarly situated officers and employees. Subject to the requirements of the immediately succeeding sentence, Flag may apply any pre-existing condition exclusion or waiting period under any Flag employee health plan for which any employees and/or officers and dependents covered by FCB Benefit Plans as of Closing shall become eligible but that portion of any such existing condition exclusion or waiting period shall not be enforced to the extent it exceeds in duration to the corresponding provision in effect under the FCB Benefit Plans immediately prior to the Closing. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of the FCB Companies prior to the Effective Time shall be treated as service with the Flag Companies participating in all qualified benefit plans. Flag shall credit New Flag Employees for amounts paid under FCB Benefit Plans for the plan year including the Effective Time for purposes of applying deductibles, co-payments and out of pocket maximums under the Flag Benefit Plans.

8.12 D&O Coverage. Beginning at the Effective Time and subject to applicable Law, Flag will provide continuing indemnification for FCB’s directors and officers to the same extent provided by FCB prior to the Effective Time and use its reasonable best efforts to provide directors and officers insurance coverage for FCB’s directors and officers either, at Flag’s election, (i) by purchasing continuation coverage under FCB’s current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) if Flag’s current directors’ and officers’ policy provides substantially similar coverage as FCB’s current policy, obtain coverage under Flag’s current policy to provide coverage for FCB’s directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

8.13 Listing on Nasdaq National Market. Prior to the Effective Time, Flag shall use its reasonable best efforts to cause the shares of Flag Common Stock to be issued to the holders of the FCB Common Stock pursuant to the Merger to be listed on the Nasdaq National Market or such other market as Flag Common Stock is then listed.

8.14 SmartStreet Documentation. Prior to the Closing, FCB shall deliver to Flag reasonably complete machine-readable master-reproducible copies of the SmartStreet computer software (the “SmartStreet Software”), reasonably complete corresponding source code listings, reasonably complete technical documentation, including without limitation a true and accurate description of pertinent details regarding the architecture of the SmartStreet Software, and reasonably complete user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by FCB so that a reasonably trained programmer could provide such support and development services that may be reasonably necessary for the SmartStreet Software, including addressing and resolving all known material bugs, errors, workarounds or performance or functionality issues.

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ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a) Shareholder Approval. The shareholders of each of FCB and Flag shall have approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of the NASD.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Flag Common Stock issuable pursuant to the Merger shall have been received.

(f) Tax Matters. Each of the parties shall have received a written opinion of counsel from Troutman Sanders LLP or Morris, Manning & Martin, LLP in form reasonably satisfactory to each of them (the “Tax Opinion”), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FCB Common Stock for Flag Common Stock will not give rise to gain or loss to the shareholders of FCB with respect to such exchange (except to the extent of any cash received), and (iii) neither of FCB nor Flag will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP or Morris, Manning & Martin, LLP shall be entitled to rely upon representations of officers of FCB and Flag reasonably satisfactory in form and substance to such counsel.

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(g) Support Agreements. Each of the executive officers and directors of each Party shall have executed and delivered to the other Party a Support Agreement substantially in the form attached hereto as Exhibit A. Such Support Agreements shall be in full force and effect as of the date hereof and as of the Closing.

(h) Employment Agreement. H.N. Padget, Jr. shall have entered into an employment agreement with Flag in substantially the form set forth in Exhibit C to this Agreement and shall have terminated effective as of and subject to the Closing any existing employment agreement with the FCB Companies.

(i) Consulting Agreement. William R. Blanton shall have entered into a Non-Competition and Consulting Agreement with Flag in substantially the form set forth in Exhibit D to this Agreement and shall have terminated effective as of and subject to the Closing any existing employment with the FCB Companies.

9.2 Conditions to Obligations of Flag. The obligations of Flag to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Flag pursuant to Section 11.6(a) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FCB as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FCB set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of FCB set forth in this Agreement (excluding the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on FCB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by referenced to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. FCB shall have delivered to Flag (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the FCB Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Flag and its counsel shall request.

(d) Opinion of Counsel. Flag shall have received a written opinion from Troutman Sanders LLP, counsel to the FCB Companies, dated as of the Closing, in form reasonably satisfactory to Flag, as to the matters set forth in Exhibit E hereto.

(e) Affiliate Agreements. Flag shall have received from each affiliate of FCB the affiliate agreement referred to in Section 8.10 hereof, in substantially the form attached hereto as Exhibit B.

9.3 Conditions to Obligations of FCB. The obligations of FCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCB pursuant to Section 11.6(b) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Flag as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and

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warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Flag set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of Flag set forth in this Agreement (excluding the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Flag; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Flag to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Flag shall have delivered to FCB (i) a certificate, dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Flag’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCB and its counsel shall request.

(d) Opinion of Counsel. FCB shall have received an opinion of Morris, Manning & Martin, LLP, counsel to the Flag Companies, dated as of the Effective Time, in form reasonably satisfactory to FCB, as to matters set forth in Exhibit F hereto.

(e) Elections. Effective as of the Effective Time, Flag’s Board of Directors shall have elected the Appointed Directors as set forth in Section 2.3 of this Agreement.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FCB and Flag respectively, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)	By mutual consent of the respective Boards of Directors of Flag and FCB; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Flag and Section 9.3(a) of this Agreement in the case of FCB; or

(c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of FCB fail to vote their approval of this Agreement and the transaction contemplated hereby at the FCB Meeting where the transaction was presented to such shareholders for approval and voted upon; or

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(d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 2006, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

(e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement; or

(f) By Flag in order to enter into a definitive agreement with respect to a Superior Proposal, if, prior to the approval and adoption of the Merger, this Agreement, and the transactions contemplated hereby by the shareholders of Flag : (i) the Flag Board of Directors determines in good faith (a) (after consultation with its financial advisors) that the Acquisition Proposal constitutes a Superior Proposal, and (b) (after consultation with its advisors) in the exercise of its fiduciary duties, to do otherwise would be inconsistent with its fiduciary duty to the shareholders of Flag; and (ii) Flag pays the sum of $2,000,000 (the “Termination Fee”) to FCB within 30 business days after the effective date of such termination; or

(g) By FCB in order to enter into a definitive agreement with respect to a Superior Proposal, if, prior to the approval and adoption of the Merger, this Agreement, and the transactions contemplated hereby by the shareholders of FCB : (i) the FCB Board of Directors determines in good faith (a) (after consultation with its financial advisors) that the Acquisition Proposal constitutes a Superior Proposal, and (b) (after consultation with its advisors) in the exercise of its fiduciary duties, to do otherwise would be inconsistent with its fiduciary duty to the shareholders of FCB; and (ii) FCB pays the Termination Fee to Flag within 30 business days after the effective date of such termination.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; and (iii) a termination pursuant to either Section 10.1(f) or Section 10.1(g) shall not relieve the Party whose Board of Directors does not reaffirm its approval of the Merger Agreement from payment of the Termination Fee to the other Party.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for Articles 2, 3, 4, 10, and 11 and Sections 8.6(b), 8.10, 8.11, 8.12 and 8.13 of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Proposal” with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of more than 15% of any class of equity securities of, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

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“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Allowance” shall mean the allowance for loan or credit losses for the periods set forth in Sections 5.9 and 6.9 of this Agreement.

“Articles of Merger” shall mean the Articles or Certificate of Merger to be executed in accordance with the provisions of the GBCC and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.3 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall mean the average closing price of Flag Common Stock (adjusted proportionately for any stock split, stock dividend, recapitalization, reclassification, or similar transaction that is effected, or for which a record date occurs) for the 20 trading days immediately following the date of public announcement of this Agreement, as reported in The Wall Street Journal (corrected for any typographical errors).

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall mean the aggregate amount of cash to be delivered, if any, to the FCB shareholders in lieu of Excess Shares pursuant to Section 3.1(d).

“Closing” shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

“Confidential Information” shall mean any data or information, which is material to a Party and not generally known by the public. Confidential Information shall include, but not be limited to, business opportunities of a Party, the details of this Agreement, the identity and addresses of customers of such Party, the whole or any portion or phase of any scientific or technical information, design process, procedure, formula or improvement that is valuable and secret and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Effective Time” shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia.

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“Environmental Laws” shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, “Release” (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for “Hazardous Materials” (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning provided in Sections 5.14 and 6.14 of this Agreement.

“ERISA Plan” shall have the meaning provided in Sections 5.14 and 6.14 of this Agreement.

“Excess Shares” shall have the meaning provided in Section 3.1(d) of this Agreement.

“Exchange Ratio” shall have the meaning provided in Section 3.1(b) of this Agreement.

“Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“FCB Benefit Plans” shall have the meaning set forth in Section 5.14 of this Agreement.

“FCB Common Stock” shall mean the One Dollar ($1.00) par value common stock of FCB.

“FCB Companies” shall mean, collectively, FCB and all FCB Subsidiaries.

“FCB Disclosure Memorandum” shall mean the written information entitled “FCB Disclosure Memorandum” delivered prior to the execution of this Agreement to Flag describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise imply that any such matter is Material for purposes of this Agreement.

“FCB Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of FCB as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, 2003 and 2002, as filed by FCB in FCB SEC Reports, and (ii) the consolidated statements of condition of FCB (including related notes and schedules if any) and related statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) included in FCB SEC Reports filed with respect to periods ended subsequent to December 31, 2004.

“FCB Meeting” shall mean the special meeting of the shareholders of FCB or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

“FCB Option Plans” shall mean, collectively, FCB’s 1998 Incentive Stock Option Plan and FCB’s 1998 Non-Qualified Stock Option Plan.

“FCB Regulatory Report” shall mean any form, report, or document either (i) filed or required to be filed by FCB or the Banks or both with any Regulatory Authority, other than a FCB SEC Report, or (ii) received by FCB or the Banks or both from any Regulatory Authority.

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“FCB Subsidiaries” shall mean the subsidiaries of FCB.

“Flag Benefit Plans” shall have the meaning set forth in Section 6.14 of this Agreement.

“Flag Common Stock” shall mean the One Dollar ($1.00) par value common stock of Flag.

“Flag Companies” shall mean, collectively, Flag and all Flag Subsidiaries.

“Flag Disclosure Memorandum” shall mean the written information entitled “Flag Disclosure Memorandum” delivered prior to the execution of this Agreement to FCB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise imply that any such matter is Material for purposes of this Agreement.

“Flag Financial Statements” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Flag as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Flag in Flag SEC Reports and (ii) the consolidated statements of condition of Flag (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Flag SEC Reports filed with respect to periods ended subsequent to December 31, 2004.

“Flag Meeting” shall mean the special meeting of shareholders of Flag or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

“Flag Regulatory Report” shall mean any form, report, or document either (i) filed or required to be filed by Flag or its Subsidiaries that is a financial institution or both with any Regulatory Authority, other than a Flag SEC Report, or (ii) received by Flag or its Subsidiaries or both from any Regulatory Authority.

“Flag Subsidiaries” shall mean the subsidiaries of Flag.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“GBCC” shall mean the Georgia Business Corporation Code.

“Hazardous Materials” shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

“IRS” shall mean the Internal Revenue Service.

“Intellectual Property” means, under applicable foreign and domestic Law (i) patents (including but not limited to continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof), inventions or discoveries (including but not limited to processes, machines, manufactures, compositions of matter, formulas, techniques, concepts and ideas) whether patentable or not, (ii) moral rights and copyrights in any work of authorship (including but not limited to databases and computer software, in source code and object code form), (iii) mask works, (iv) trademarks, service marks, Internet domain names, trade names and trade dress, and all goodwill related thereto, (v) trade secrets and confidential information, (vi) all other intellectual property rights protectable under any laws or international conventions throughout the

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world, (vii) all improvements to or derivatives from any of the foregoing, and (viii) registrations and applications (including, without limitation, provisional applications), renewals, reissues and extensions for any of the foregoing.

“Institutional Investor” shall mean an investor who regularly makes non-controlling investments in companies subject to reporting under Section 13(g) of the 1934 Act.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Joint Proxy Statement” shall mean the Joint Proxy Statement used by Flag and FCB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Flag relating to shares of Flag Common Stock to be issued to the shareholders of FCB.

“Knowledge” as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, or any Vice President of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change, condition or occurrence which has a

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Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

“Merger” shall mean the merger of FCB with and into Flag referred to in the Preamble of this Agreement.

“Merger Consideration” shall mean the aggregate consideration to be received for all of the shares of FCB Common Stock.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Nasdaq National Market” shall mean the National Market System of The Nasdaq Stock Market, Inc.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” shall mean either FCB or Flag, and “Parties” shall mean FCB and Flag.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Previously Disclosed” shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel described in Section 11.8 of this Agreement or to the Party’s Representatives in response to its due diligence request describing in reasonable detail the matters contained therein or identifying the information disclosed.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Flag under the 1933 Act in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Department of Banking and Finance of the State of Georgia, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

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“Related Party Transaction” means any transaction or series of transactions in the past five years, or any currently proposed transaction, or series of similar transactions, to which the Party or any of its Subsidiaries was or is a party, in which the amount involved exceeds $10,000 and in which a director or executive officer of the Party had, or will have, a direct or indirect material interest; provided, however, that a Related Party Transaction shall not include any loan made by any Subsidiary of a Party that is a financial institution to any director or executive officer of such Party so long as such loan was made in the ordinary course and complied with Regulation O promulgated under the Federal Reserve Act, as amended.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

“Representatives” shall have the meaning set forth in Section 8.8.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws or similar requirement of any Regulatory Authority.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” shall mean any Acquisition Proposal not in violation of Section 8.8 that (i) relates to more than 50% of the outstanding shares of such Party’s common stock or all or substantially all of the assets of such Party, (ii) is not subject to any financing condition and is made by a Person who the Board of Directors of such Party has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, and (iii) is on terms that such Party’s Board of Directors determines in its good faith judgment (after receiving the advice of its financial advisor) are more favorable, from a financial point of view, to such Party’s shareholders than this Agreement and the Merger, taken as a whole.

“Surviving Corporation” shall mean Flag as the surviving corporation resulting from the Merger.

“Tax” or “Taxes” shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

“Taxable Period” shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

“Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

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11.2 Expenses. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial advisors or other consultants, investment bankers, accountants, and counsel except that Flag shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement. If this Agreement is terminated pursuant to either Sections 10.1(f) or (g), the Termination Fee payment shall be the sole and exclusive remedy resulting from such termination.

11.3 Brokers and Finders. Except as Previously Disclosed, each Party represents and warrants to the other Party that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party shall indemnify and hold the other Party harmless of and from any Liability in respect of any such claim and increase or decrease the Merger Consideration, as the case may be, by an amount equal to such claim as determined by the non-breaching Party.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained; provided, however, that after any such approval by (i) the FCB shareholders, there shall be made no amendment decreasing the consideration to be received by FCB shareholders without the further approval of such shareholders; and (ii) the Flag shareholders, there shall be made no amendment increasing the consideration to be paid by Flag without the further approval of the Flag shareholders.

11.6 Waivers.

(a) Prior to or at the Effective Time, Flag, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCB, to waive or extend the time for the compliance or fulfillment by FCB of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Flag under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Flag.

(b) Prior to or at the Effective Time, FCB, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Flag, to waive or extend the time for the compliance or fulfillment by Flag of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of FCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCB.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

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11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Flag:	Flag Financial Corporation 3475 Piedmont Road, N.E., Suite 550 Atlanta, Georgia 30305 404-760-7710- FAX Attn: J. Daniel Speight, Vice Chairman

Copy to Counsel:	Morris, Manning & Martin, LLP 3343 Peachtree Road, N.E., Suite 1600 Atlanta, Georgia 30326 404-365-9532 - FAX Attn: Larry W. Shackelford, Esquire

FCB:	First Capital Bancorp, Inc. 3320 Holcomb Bridge Road, N.W., Suite A Norcross, Georgia 30092 770-381-7596- FAX Attn: H.N. Padget, Jr., President

Copy to Counsel:	Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2218 404-962-6658 - FAX Attn: Thomas O. Powell, Esquire

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions

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hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity other than for willful breach of a Party’s representations, warranties or agreements as provided for in Section 11.2(b) of this Agreement.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

“FCB”

FIRST CAPITAL BANCORP, INC.

/s/ H.N. Padget, Jr.
H.N. Padget, Jr., President and Chief Executive Officer

“FLAG”

Flag Financial Corporation

/s/ Stephen W. Doughty
Stephen W. Doughty, Vice Chairman

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LIST OF EXHIBITS

Exhibit A	Form of Support Agreement

Exhibit B	Form of Affiliate Agreement

Exhibit C	Employment Agreement for H.N. Padget, Jr.

Exhibit D	Non-Competition and Consulting Agreement for William R. Blanton

Exhibit E	Matters to which Troutman Sanders LLP will opine

Exhibit F	Matters to which Morris, Manning & Martin, LLP will opine

EXHIBIT A

SUPPORT AGREEMENT

FOR FIRST CAPITAL DIRECTORS

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of May, 2005, by and between the undersigned,                             , a resident of             , Georgia, and Flag Financial Corporation a corporation organized and existing under the laws of the State of Georgia (“Flag”).

Flag and First Capital have entered into an Agreement and Plan of Merger, dated as of May 26, 2005 (the “Merger Agreement”). The Merger Agreement generally provides for the merger of First Capital Bancorp, Inc. (“First Capital”) into Flag (the “Merger”) and the conversion of the issued and outstanding shares of the $1.00 par value common stock of First Capital (the “First Capital Common Stock”) into shares of the $1.00 par value common stock of Flag (the “Flag Common Stock”). The Merger Agreement is subject to the affirmative vote of the holders of a majority of the outstanding shares of the common stock of each Party, the receipt of certain regulatory approvals and the satisfaction of other conditions.

The undersigned is a member of the Board of Directors of First Capital and is the owner of              shares First Capital Common Stock (collectively, the “Shares”). In order to induce Flag to enter into the Merger Agreement, the undersigned is entering into this Agreement with Flag to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of First Capital Common Stock with respect to the Shares until consummation of the Merger.

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NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of (i) the Merger Agreement and the Merger at any meeting of shareholders of First Capital called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, or other approval with respect to the Merger Agreement or the Merger is sought; and (ii) in favor of H.N. Padget, Jr., and two other current directors of First Capital identified by First Capital and approved by Flag. In the event any of the directors appointed by Fist Capital shall not serve his or her full term prior to the 2007 annual meeting of Flag shareholders, the remaining directors appointed by First Capital, by majority vote, shall nominate a replacement director to serve out the remaining portion, subject to the approval of Flag, of the term at all shareholder meetings of Flag held during 2005, 2006 and 2007 for the purpose of electing directors. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to Flag upon consummation of the Merger for exchange as described in the Merger Agreement.

2. During the 20 days immediately following the date of public announcement of this Agreement, the undersigned will neither, directly or indirectly, whether by market transaction, option, straddle, call or other means, buy any beneficial interest in any shares of Flag Common Stock nor cause any other person or entity to do the same.

3. The undersigned acknowledges and agrees that Flag could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Flag, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in Georgia.

4. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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5. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) January 1, 2008; or (ii) the date on which the Merger Agreement is terminated under Section 10.1 thereof; or (iii) in the event that the Merger shall not have been consummated by March 31, 2006, or if the Merger Agreement is amended by a change in the aggregate amount or form of cash and stock to the undersigned or increases the obligations of the undersigned or that has another material adverse effect on the undersigned.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

As to the undersigned,

signed in the presence of:

Name:
(Please print or type)

FLAG FINANCIAL CORPORATION

By:
Joseph W. Evans, Chairman

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SUPPORT AGREEMENT

FOR FLAG DIRECTORS

THIS SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of the      day of                     , 2005, by and between the undersigned,                             , a resident of                             , Georgia, First Capital Bancorp, Inc., a corporation organized and existing under the laws of the State of Georgia (“First Capital”).

Flag Financial Corporation, a corporation organized and existing under the laws of the State of Georgia (“Flag”), and First Capital have entered into an Agreement and Plan of Merger, dated as of May 26, 2005 (the “Merger Agreement”). The Merger Agreement generally provides for the merger of First Capital into Flag (the “Merger”) and the conversion of the issued and outstanding shares of the $1.00 par value common stock of First Capital (the “First Capital Common Stock”) into shares of the $1.00 par value common stock of Flag (the “Flag Common Stock”). The Merger Agreement is subject to the affirmative vote of the holders of a majority of the outstanding shares of the common stock of each Party, the receipt of certain regulatory approvals and the satisfaction of other conditions.

The undersigned is a member of the Board of Directors of Flag and is the owner of              shares of Flag Common Stock (collectively, the “Shares”). In order to induce First Capital to enter into the Merger Agreement, the undersigned is entering into this Agreement with First Capital to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of Flag Common Stock with respect to the Shares until consummation of the Merger.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1. The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of (i) the Merger Agreement and the Merger at any meeting of shareholders of Flag called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, or other approval with respect to the Merger Agreement or the Merger is sought; and (ii) in favor of the election of H.N. Padget, Jr., and two other current directors of First Capital identified by First Capital and approved by Flag to the Board of Directors of Flag. In the event any of the directors appointed by First Capital shall not serve his or her full term prior to the 2007 annual meeting of Flag shareholders, the remaining directors appointed by First Capital, by majority vote, shall nominate a replacement director to serve out, subject to the approval of Flag, the remaining portion of the term at all shareholder meetings of Flag held during 2005, 2006 and 2007 for the purpose of electing directors.

2. During the 20 days immediately following the date of the public announcement of the Merger Agreement, the undersigned will neither, directly or indirectly, whether by market transaction, option, straddle, call or other means, sell any beneficial interest in any shares of Flag Common Stock nor cause any other entity or person to do the same.

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3. The undersigned acknowledges and agrees that First Capital could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that First Capital, in addition to any other remedy which it may have at law or in equity. shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in Georgia.

4. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5. The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) January 1, 2008; or (ii) the date on which the Merger Agreement is terminated under Section 10.1 thereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Name:
(Print or type)

FIRST CAPITAL BANCORP, INC.

By:
H.N. Padget, Jr., President

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EXHIBIT B

FORM OF AFFILIATE AGREEMENT

                        , 2005

Flag Financial Corporation

3475 Piedmont Road, N.E., Suite 550

Atlanta, Georgia 30305

Attention: Joseph W. Evans, Chairman

Ladies and Gentlemen:

The undersigned is a shareholder of First Capital Bancorp Inc. (“First Capital”), a bank holding company organized under the laws of the State of Georgia and located in Norcross, Georgia, and will become a shareholder of Flag Financial Corporation (“Flag”), a bank holding company organized under the laws of the State of Georgia and located in Atlanta, Georgia, pursuant to the transactions described in the Agreement and Plan of Merger, dated as of May 26,2005 (the “Agreement”), by and between First Capital and Flag. Pursuant to the terms of the Agreement, First Capital will be merged with and into Flag (the “Merger”), and the shares of the $1.00 par value common stock of First Capital (the “First Capital Common Stock”) will be convened into and exchanged for shares of the $1.00 par value common stock of Flag (the “Flag Common Stock”). This Affiliate Agreement represents an agreement between the undersigned and Flag regarding certain rights and obligations of the undersigned in connection with the shares of Flag Common Stock to be received by the undersigned as a result of the Merger.

In consideration of the Merger and the mutual covenants contained herein, the undersigned and Flag hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to First Capital, the undersigned may be deemed to be an “affiliate” under Rule 145(c) as defined in Rule 405 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and the undersigned anticipates that he may be deemed an “affiliate” at the time of the Merger; provided that execution of this Affiliate Agreement should not be construed as an admission by the undersigned that the undersigned is an “affiliate” of First Capital as described in this Affiliate Agreement or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of the Affiliate Agreement.

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2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

(a) The Flag Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly, or indirectly, in whole or in part.

(b) Flag has informed the undersigned that any distribution by the undersigned of Flag Common Stock has not been registered under the 1933 Act and that shares of Flag Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. THE UNDERSIGNED UNDERSTANDS THAT FLAG IS UNDER NO OBLIGATION TO FILE A REGISTRATION STATEMENT WITH THE SEC COVERING THE DISPOSITION OF THE UNDERSIGNED’S SHARES OF FLAG COMMON STOCK OR TO TAKE ANY OTHER ACTION NECESSARY TO MAKE COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION AVAILABLE.

3. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of Flag Common Stock received by the undersigned pursuant to the Merger will be given to Flag’s transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Flag) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Flag) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Flag that such sale or transfer is otherwise exempt from the registration requirements of the Act.”

Such legend will also be placed on any certificate representing Flag securities issued subsequent to the original issuance of the Flag Common Stock pursuant to the Merger as a result of any stock dividend, stock split or other recapitalization as long as the Flag Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such a manner as to justify the removal of the legend there from. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Flag Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Flag, upon the request of the undersigned, will cause the certificates representing the shares of Flag Common Stock issued to the undersigned in connection with the Merger to the reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Flag of an opinion of its counsel to the effect that such legend may be removed.

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4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed the requirements of such documents and other applicable limitations upon his ability to sell, transfer or otherwise dispose of the shares of Flag Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for First Capital.

5. Filing of Reports by Flag. Flag agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), so that the public information provisions of Rule 145(d) promulgated by the SEC, as the same are presently in effect, will be satisfied in the event the undersigned desires to transfer any shares of Flag Common Stock issued to the undersigned pursuant to the Merger.

6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Flag Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Flag Common Stock together with such additional information as the transfer agent may reasonably request. If Flag’s counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Flag shall cause such counsel to provide such opinions as may be necessary to Flag’s transfer agent so that the undersigned may complete the proposed sale or transfer.

7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the Capital Stock of First Capital and Flag that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of, (i) the undersigned’s spouse, (ii) any relative of the undersigned or of the undersigned’s spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned’s spouse and any such relative collectively own at least 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned’s spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or executive officer of Flag or becomes a director or executive officer of Flag upon consummation of the Merger, among other things, any sale of Flag Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the 1934 Act.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between Flag and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall

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be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

9. This Affiliate Agreement is executed as of the     , day of                         , 2005.

Very truly yours,

Signature

Print Name

Address

AGREED TO AND ACCEPTED as of , 2005

FLAG FINANCIAL CORPORATION

By:
Joseph W. Evans, Chairman

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EXHIBIT C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of the      day of May, 2005 by and among H. N. Padget, a resident of the State of Georgia (“Employee”), Flag Financial Corporation, a Georgia corporation (“Flag Financial”), Flag Bank, a Georgia banking corporation and Flag Financial’s wholly owned subsidiary (“Flag Bank”, and, together with Flag Financial, “Flag”), First Capital Bancorp, Inc., a Georgia corporation (“FCB”), and First Capital Bank, a Georgia banking corporation and wholly-owned subsidiary of FCB “First Capital Bank”, and, together with FCB, “First Capital”).

WITNESSETH:

WHEREAS, Employee is currently an executive officer of FCB and First Capital Bank; and

WHEREAS, Flag and FCB have entered into a Merger Agreement of even date herewith (the “Merger Agreement”) pursuant to which FCB will be merged with and into Flag (the “Merger”); and

WHEREAS, following the Merger, it is anticipated that First Capital Bank will be merged with and into Flag Bank; and

WHEREAS, First Capital and Employee are parties to an Employment Agreement dated as of July 1, 2004 (the “2004 Contract”); and

WHEREAS, Flag, First Capital and Employee desire to enter into an employment agreement to govern Employee’s employment by Flag following the Merger and to terminate the 2004 Contract as of the effective time of the Merger, all on the terms set forth herein; and

WHEREAS, Flag, First Capital and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the employment of Employee by flag, the termination of the 2004 Contract by First Capital and Employee, the execution and delivery of the Merger Agreement and the agreements and documents referenced therein, the premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment and Duties. Effective as of the Effective Time (as defined in the Merger Agreement), Flag Financial hereby employs Employee to serve as Executive Vice President to perform such duties and responsibilities as the Board of Directors shall direct from time to time, and Flag Bank hereby employs Employee to serve as President,

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to perform such duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote his full time and effort to his duties hereunder.

2. Effective Date of Provisions; Term. The provisions of Sections 3-12 and Section 14 of this Agreement shall take effect upon the Effective Time. This Agreement shall have an initial term of one year. While this Agreement remains in effect, it shall automatically renew each day after the Effective Date such that the Term remains a 12-month term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the first anniversary of the thirtieth day following the date such written notice is received. The period of Employee’s employment under this Agreement shall be deemed to have commenced as of the Effective Time and shall continue until (i) the Employee dies, in which case the period of employment shall terminate at the end of the month of such death, or (ii) any termination as provided for in Section 12 herein occurs.

3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Flag agrees to pay Employee in accordance with the tens outlined in Exhibit A, less applicable withholdings.

4. Expenses. So long as Employee is employed hereunder. Employee is entitled to receive reimbursement for, or seek payment directly by Flag of, all reasonable expenses which are consistent with the normal policy of Flag in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.

5. Employee Benefits. So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit programs, provided and paid for by Flag for its employees generally.

6. Vacation. Employee shall be entitled to a vacation in accordance with Flag’s vacation policy in effect at the time the vacation is to be taken for the number of days described in Exhibit A of this Agreement.

7. Confidentiality. In Employee’s position as an employee of Flag, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Flag and has and will also develop relationships with customers, employees and others who deal with Flag that are of value to Flag. Flag requires as a condition to Employee’s employment with Flag that Employee agrees to certain restrictions on Employee’s use of the proprietary information and valuable relationships developed during Employee’s employment with Flag. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

7.1 Flag and Employee mutually agree and acknowledge that Flag may entrust Employee with highly sensitive confidential, restricted and proprietary

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information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to Flag to protect such information from use or disclosure that is not necessary for the performance of Employee’s duties hereunder, as an essential incident of Employee’s employment with Flag.

7.2 For the purposes of this Section 7, the following definitions shall apply:

(a) ‘Trade Secret” shall mean the identity of customers of Flag, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Flag) and which is defined as a “trade secret” under Georgia law pursuant to the Georgia Trade Secrets Act.

(b) “Confidential Information” shall mean any data or information, other than Trade Secrets, which is material to Flag and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Flag (as hereinafter defined), the details of this Agreement, Flag’s business plans and financial statements and projections, and the costs of the services Flag may offer or provide to the customers they serve, to the extent such information is material to Flag and not generally known by the public.

(c) “Business Opportunities” shall mean any specialized information or plans of Flag concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Flag has contacted or communicated with such target person or business.

7.3 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

(a) that is or becomes generally known to the public;

(b) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

(c) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

(d) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

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(e) that Flag Financial’s Board of Directors approves for release.

7.4 Employee shall not, without the prior approval of Flag Financial’s Board of Directors, during his employment with Flag and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Flag to use, disclose, or gain access 10, any Trade Secrets of Flag, any of their subsidiaries or affiliates, or any other person or entity making Trade Secrets available for Flag’s use.

7.5 Employee shall not, without the prior written consent of Flag, during his employment with Flag and for a period of two years thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by Flag to use, disclose, or gain access to, any Confidential Information or Business Opportunities to which the Employee obtained access by virtue of his employment with Flag, except as provided in Section 7.2 of this Agreement.

8. Observance of Security Measures. During Employee’s employment with Flag, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of Flag. With respect to the requirement under Sections 7.4 and 7.5 that Employee may not “negligently permit” disclosure of, or access to, Confidential Information or Business Opportunities to unauthorized persons, Employee’s compliance with the security measures of Flag referenced in this Section 8 shall be sufficient to satisfy that threshold of duty relating to negligent conduct for the period of Employee’s active employment with Flag.

9. Return of Materials. Upon the request of Flag and, in any event, upon the termination of his employment with Flag, Employee shall deliver to Flag all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Employee’s services hereunder or containing Trade Secrets, Confidential Information or Business Opportunities, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Flag.

10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Flag and Employee, and that the existence of any claim, suit or action by Employee against Flag, whether predicated upon this or any other agreement, shall not constitute a defense to Flag’s enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of either party. Employee further acknowledges

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and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Flag shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Flag in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

12. Termination. During the term of this Agreement employment, including without limitation, all compensation, salary, expenses, reimbursement, and employee benefits may be terminated as follows:

12.1 At the election of Flag for Cause in which case only compensation due and payable through the effective date of termination shall be owed to the Employee;

12.2 At Employee’s election, upon Flag’s breach of any material provision of this Agreement and written notice by Employee to Flag and an opportunity for Flag to cure such breach, Flag shall pay immediately to Employee compensation due and payable through the effective date of termination plus an amount equal to 12 months of Employee’s existing base salary plus the cost of medical, hospitalization and term life insurance;

12.3 “Cause” shall mean (i) conduct by Employee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; or (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time. No termination for Cause shall be effective unless it is approved by a two-thirds vote of Flag’s Board of Directors, excluding the vote, if any, of Employee;

12.4 Upon Employee’s death, or at the election of either party, upon Employee’s disability resulting in inability to perform the duties described in Section I of this Agreement for a period of 90 consecutive days as determined by Flag Financial ‘s Board of Directors in its sole discretion in either case only compensation due and payable through the effective date of termination shall be owed to the Employee;

12.5 By Flag without Cause in which case Flag shall pay to Employee as Employee’s sole remedy hereunder an amount equal to twelve (12) months of Employee’s existing base salary plus the cost of medical, hospitalization and term life insurance; or

12.6 By Flag without Cause following a Change of Control (as hereinafter defined) of Flag in which case Flag shall pay to Employee as Employee’s sole remedy hereunder the amount specified in Section 12.7. For purposes of this Agreement, the term “Change in Control” shall mean:

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(a) an event after the Effective Time whereby the individuals constituting the Board of Directors of Flag Financial (the “Flag Board”) as of the completion at or about the Effective Time of the changes to the composition of the Flag Board contemplated by the Merger Agreement (the “Beginning Flag Board”) cease for any reason to constitute at least a majority of the Flag Board, provided that a director elected by or on the recommendation of the Beginning Flag Board shall be deemed to be a member of the Beginning Flag Board, excluding for this purpose, any director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or

(b) the acquisition after the Effective Time of more than 50% of Flag Financial’s outstanding common stock or equivalent voting power of any class or classes of outstanding securities of Flag Financial entitled to vote in the elections of directors by any corporation or other person or persons acting in concert as described in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended: or

(c) an event after the Effective Time whereby Flag Financial becomes a subsidiary of another corporation or is merged or consolidated into another corporation and (i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of Flag Financial immediately before such acquisition, merger or consolidation: (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of Flag Financial or such resulting corporation) beneficially owns or controls more than 50% of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination; or (iii) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the Flag Board at the time of the execution of the initial agreement for such merger or consolidation; or

(d) an event whereby substantially all of the assets of Flag Financial shall be sold to another entity other than an entity a majority of the outstanding voting shares of which are owned immediately after such sale by the owners of the voting shares of Flag Financial immediately before such sale.

12.7 In the event of a Change in Control, if Flag terminates Employee without Cause, or if Flag takes any action specified in Section 12.8 of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control (‘Termination of Employment”). Flag shall pay to Employee in addition to and not in lieu of any other payments required in this Agreement (provided, however, that the

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amounts in this Section 12.7 shall be paid in lieu of and not in addition to other payments required in other subsections of this Section 12), a lump sum cash payment in an amount equal to the product of three multiplied by the sum of Employee’s annual base salary and the cost of medical, hospitalization and term life insurance coverages for the fiscal year(s) during the term of this Agreement for which such annual base salary and cost of coverages were highest. The payment provided for in this Section 12.7 shall be due and payable to Employee within 30 days after the date of Termination of Employment. In no event shall payment(s) described in this Section 12.7 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of Flag or in the ownership of a substantial portion of the assets of Flag (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee’s “base amount” for the “base period,” as those terms are defined under Section 780G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 12.7, the Employee shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

12.8 During the remaining term of this Agreement following the effective date of a Change in Control, if Flag takes any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are:

(a) any reduction in Employee’s base salary then in effect;

(b) any material reduction in bonus opportunity to the extent such reduction in bonus opportunity is not applied generally to the executive employees of Flag and all of its affiliates or, if applicable, Flag’s successor and all of its affiliates; or

(c) any material reduction in perquisites to the extent such reduction in perquisites is not applied generally to the executive employees of Flag and all of its affiliates or, if applicable, Flag’s successor and all of its affiliates;

(d) a failure by Flag to increase Employee’s base salary annually in accordance with an established procedure; or

(e) Flag’s requiring that Employee relocate more than 50 miles from the main office of the Bank based on its location immediately prior to the effective date of the Change in Control.

In any such event, Employee shall be entitled to all payments provided for in Section 12.7 of this Agreement. Termination without cause shall not include either of the following: (a) a change in the Executive’s reporting requirements following a Change in Control or (b) a change in the Executive’s title following a Change in Control.

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Notice. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

Flag:	Flag Financial Corporation
3475 Piedmont Road, N.E., Suite 550
Atlanta, Georgia 30306
Attn: President and CEO

Flag:	Flag Financial Corporation
3475 Piedmont Road, N.E., Suite 550
Atlanta, Georgia 30306
Attn: President and CEO

With a copy to:	Morris Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attn: Larry W. Shackelford

Employee:	H. N. Padget, Jr.
170 Willow Way
Roswell, Georgia 30076

With a copy to:	Robert J. Kaufman
8215 Roswell Road, Building 800
Atlanta, Georgia 30350

13.	Covenants Not to Solicit.

13.1 For purposes of this Section 14, Flag and Employee conduct the following business in the following territories:

(a) Flag is engaged in the business of transacting business as a bank holding company with subsidiary bank(s), which accept deposits, make loans, cash checks and otherwise engage in the business of banking (“Business of Flag”).

(b) Flag (through its subsidiaries) actively conducts the Business of Flag in the geographic areas described in Section 14.l(c).

(c) Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by Cobb, Fulton, Gwinnett, DeKalb and Forsyth counties, Georgia.

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13.2 Employee agrees that both during the term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, except for s termination under Section 12.2 of this Agreement, Employee will not (except on behalf of or with the prior written consent of Flag), within such geographic area as described in Section 14.l(c), on his own behalf or in the service of or on behalf of others. solicit, divert or appropriate or attempt to solicit, divert or appropriate any business from any of Flag’s customers, including prospective customers actively sought by Flag, with whom the Executive has or had material contact during the last two yean of his employment, for purposes of providing products or services that are competitive with those provided by Flag in its conduct of the Business of Flag.

13.3 Employee agrees that both during the term of this Agreement and for a period of 12 months after the termination of this Agreement for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of Flag to terminate his or her employment with Flag, and, Employee further agrees that for a period of at least 12 months after the termination of this Agreement for any reason, Employee will not solicit any such employee for employment in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as the capabilities of Flag’s employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Flag.

13.4 The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against Flag, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Flag of said covenants.

14.	Miscellaneous.

14.1 This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Flag, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

14.2	This Agreement shall be governed by the laws of the Stale of Georgia.

14.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement all of which shall remain in full force and effect.

14.4	Time is of the essence in this Agreement.

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14.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

14.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Flag Financial Corporation

	(L.S.)	By:
H.N. Padget		Name:
Title:

First Capital Bancorp, Inc.		Flag Bank

By:		By:
Name:		Name:
Title:		Title:

First Capital Bank

By:
Name:
Title:

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EXHIBIT A

Employee Compensation

Salary:

Period	Annual Salary Rate
1/05/05 –12/31/05	$180,000

Annual Performance Bonus Plan:

For the each calendar year (beginning in 2005 and payable in January 2006), Employee’s Annual Performance Bonus will be determined on the basis of the degree of achievement of performance goals which shall be established by the Compensation Committee of Flag Financial’s Board of Directors in its sole discretion, and which goals shall be slated in terms of the attainment of specified targets and certain strategic initiatives. Such performance goals shall be in writing and communicated to the Employee.

Perquisites:

Auto: At merger, Flag will transfer title to Employee’s current automobile to Employee.

Vacation: Employee will be entitled to 25 paid time off days per calendar year, provided that Employee will utilize such days off in a manner which does not disrupt Flag’s operations.

Payments To Be Made At The Effective Time (as defined in the Merger Agreement

1. Payment by Flag Financial to Employee of One Hundred Eighty Thousand Dollars ($180,000) as satisfaction of obligations under Employee’s previous employment agreement relating to Change of Control.

2. Payment by Flag Financial to Employee of Twenty Thousand Dollars ($20,000) as a bonus at signing of this Employment Agreement.

3. Payment by Flag Financial to Employee of Thirty Thousand Dollars ($30,000) as a one time payment for reduction or loss of various perquisites under Employee’s previous employment agreement.

Additional Provisions

1. On January 1, 2006, Employee shall be eligible, subject to the discretion of the Compensation Committee, for a bonus amounting to Ninety Thousand Dollars ($90,000) relating to the success of the merger.

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2. Employee’s current salary is One Hundred and Eighty Thousand Dollars ($180,000).

3. The vesting of Employee’s deferred compensation plan was to have occurred upon a change of control. The parties have agreed that such vesting will be delayed, but not waived. Instead, the parties agree that such vesting will occur on the date upon which Employee’s employment under this Employment Agreement ends. In addition to the foregoing, such vesting shall occur if a payment is made to Employee pursuant to Section 12.7. During the Term of this Employment Agreement, Flag Financial, at its sole cost, shall take all steps that are necessary or required to ensure that Employee’s deferred compensation plan remains intact such that it may fully vest in accordance with these provisions.

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EXHIBIT D

NON-COMPETITION AND CONSULTING AGREEMENT

THIS NON-COMPETITION AND CONSULTING AGREEMENT (“Agreement”) is made and entered into as of May 26, 2005, by and between FLAG BANK (“Flag”), a bank organized under the laws of the State of Georgia having its principal office at Atlanta, Georgia, and WILLIAM R. BLANTON, an individual resident of Georgia (the “Consultant”);

WITNESSETH:

WHEREAS, Consultant has been a key executive of First Capital Bancorp. Inc. (“First Capital”) and First Capital Affiliates and is the largest shareholder of First Capital, and by an Agreement and Plan of Merger dated May 26, 2005 (the “Merger Agreement”), First Capital has agreed to be merged with and into Flag Financial Corporation (“Flag Financial”), a Georgia corporation (the “Merger”) as of the effective time of the Merger (the “Effective Time”);

WHEREAS, the parties have agreed to enter into this Consulting Agreement to provide for the provision of consulting services to Flag and Flag Affiliates by Consultant following the Merger;

WHEREAS, Flag considers the availability of Consultant’s services to be important to the management and conduct of Flag’s business and desires to secure the continued availability of Consultant’s services; and

WHEREAS, Consultant is willing to make Consultant’s services available to Flag on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Consulting Services. Consultant is engaged to provide the consulting services set forth on Exhibit “A” hereto to Flag (the “Consulting Services”). Consultant hereby accepts and agrees to such engagement. All Consulting Services hereunder shall be rendered by Consultant to the best of Consultant’s ability in a competent, efficient and businesslike manner. Flag shall provide the support necessary for Consultant to perform the Consulting Services described herein, and will reimburse Consultant for any reasonable and customary business expenses incurred in accordance with Flag’s expense reimbursement policies. Upon the Effective Time, Flag shall assign to Consultant title to the automobile, office furniture and laptop computer currently used by Consultant in connection with his duties at First Capital, and shall assign to Consultant all of its interest in any term life insurance policy it holds on the life of Consultant, net of any cash value of such policy. Further, Consultant shall not be required to devote his full time and energies in providing the Consulting Services described herein and shall not be required to devote more than 16 hours per month (including travel time) to providing Consulting Services hereunder.

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2. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Time and shall terminate on the date that is 21 months following the Effective Time. In the event that the Merger shall not have been consummated by March 31, 2006, or if the Merger Agreement is amended by a change in the aggregate amount or form of cash and stock to Consultant or increases the obligations of Consultant or that has another material adverse effect to Consultant, this Agreement, including the provisions of Section 4, shall become void and have no effect.

3. Compensation. For all services rendered by Consultant to Flag under this Agreement, Flag shall pay to Consultant, during the Term, a fee of $900,000, payable in 21 equal monthly installments of $42,857.15. All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law, if any.

4. Covenants of Consultant.

a. To the extent and subject to the limitations provided in the following subsections of this Section 4 (whichever may be applicable), during the period of Consultant’s engagement hereunder (the “Term”), Consultant will not (i) directly or indirectly, either as a principal, agent, employee, director, employer, stockholder, co-partner, consultant or in any other individual or representative capacity whatsoever, anywhere in any of in the counties listed on Exhibit “B” attached hereto (the “Restricted Territory”), operate or participate in the management of a federally insured financial institution, or (ii) in any capacity whatsoever, solicit, or assist any other person in so soliciting, any depositors or customers of the former First Capital Bancorp, Inc. and First Capital Affiliates known to the Consultant as being depositors or customers of First Capital or First Capital Affiliates to make deposits in, borrow money from, or become customers of any other federally insured financial institution, in each case limited to such depositors or customers with whom Consultant has had material contact for the previous two (2) years or during the Term although Consultant acknowledges and agrees that he is deemed to have had material contact with SmartStreet and Proclaim customers of the former First Capital and First Capital Affiliates; or (iii) except as Flag may agree to the contrary in writing, induce any employees (with the specific exceptions of David Gunn, Cindy Haines and Derek Hewitt) to terminate their employment with Flag or Flag Affiliates, or solicit or attempt to persuade any employees to leave their employment with Flag w Flag Affiliates; provided, however, that nothing in this Section 4(a) shall prohibit Consultant from (A) engaging in the business of lending to or making investments in or with businesses with Consultant’s personal resources, provided that Consultant may not make loans secured by a first priority security interest to a customer of Flag within the Restricted Territory, or (B) the invention, creation, development, design, marketing, sale, provision, servicing or maintenance of intellectual property including know how and other information directly or indirectly owned or to be acquired by Consultant, so long as it is not banking the community association or bankruptcy trustee industry, including intellectual property owned or developed by CINC Systems, LLC (collectively, “the Consultant’s Intellectual Property”). As used in this Agreement, the term “Affiliate” means a Person that

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directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person; and the term “Person” means any person, partnership, corporation, company, group or other entity. Further, the restrictions and covenants set forth in this Section 4(a) shall not prevent or restrict Consultant from engaging in any of the following activities: (1) directly or indirectly, serving or conducting business as a principal, agent, employee, director, employer, stockholder, co-partner, consultant or in any other individual or representative capacity whatsoever or becoming an investor in any federally insured financial institution that does not have a branch or loan production office inside the Restricted Territory; or (2) engaging in the business of banking through the internet, without regard to the location of depositors, borrowers, customers or other persons or entities, subject to the restrictions set forth in Section 4(a)(ii) herein.

b. If Consultant’s engagement is terminated at any lime during the Term for Cause (as herein defined), Consultant will continue to be subject to the provisions of Section 4(a) until the first anniversary of the Effective Time.

c. During the Term and for a period of 21 months thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Consultant shall not, without the written consent of the Board of Directors of Flag or a person authorized thereby, disclose to any person (other than Consultant’s personal attorney or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Consultant of Consultant’s duties as a consultant of Flag) or utilize in conducting a business any confidential information of Flag obtained by him while engaged by Flag, unless such information has become a matter of public knowledge at the time of such disclosure: provided, however, that this provision shall not apply to the Consultant’s Intellectual Property. As used herein, the term “confidential information” shall mean all trade secrets and confidential information with respect to Flag or its business which (A) derive economic value, actual or potential, from not being generally known to or readily ascertainable by other persons (outside Flag) who can obtain economic value from its disclosure or use, and (B) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Nothing in the foregoing sentence shall be deemed to require that all documents be stamped “confidential” or maintained in locked or otherwise secured files in order to maintain secrecy or confidentiality. Assuming the foregoing criteria are met, confidential information includes, but is not limited to, techniques or methods used in Flag’s banking business (or were used in First Capital’s business prior to the Merger) and all physical embodiments of the foregoing. Confidential information shall not include any information or data which, before being divulged by Consultant: (i) has become generally known to the public through no wrongful act of Consultant; (ii) has been rightfully received by Consultant from a third party without restriction on disclosure and without breach of an obligation of confidentiality running either directly or indirectly to Flag; (iii) has been approved for release and released to the general public by written authorization of Flag; (iv)

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has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of law; provided, however, that Consultant must first have given written notice of such required disclosure to Flag, and have taken reasonable steps to allow Flag to seek to protect the confidentiality of the information required to be disclosed including, without limitation, to allow Flag to obtain a protective order requiring that the confidential information so disclosed be used only for the purposes for which disclosure is required; or (v) is independently developed by Consultant without use, directly or indirectly, of confidential information and does not relate to the business of Flag.

d. The covenants contained in this Section 4 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Consultant agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Flag and Flag Affiliates, and that each and every one of the restraints is reasonable in respect to activities restricted, length of time and geographic area. Consultant acknowledges that strict enforcement of the terms of Section 4 will cause no hardship to either Consultant or Consultant’s family. This Section 4 is made ancillary to the sale of a business, forms a key component of the basis of the bargain thereof and shall be interpreted accordingly. Consultant further acknowledges that damages at law would not be measurable or adequate remedy for breach of the covenants contained in this Section 4 and, accordingly. Consultant agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Consultant from violating any such covenants.

5. Termination.

a. If Consultant shall die or become disabled during the Term, Flag shall continue to make the payments called for by Section 3 hereunder to Consultant, Consultant’s estate or Consultant’s personal representative, as applicable.

b. This Agreement may not be terminated by Flag prior to the expiration of its term, except for “Cause” (as herein defined). Consultant may terminate this Agreement at any time upon not less than 60 days notice to Flag. If this Agreement is terminated by Flag, other than for “Cause” (as herein defined), the covenants and agreements set forth in Section 4 hereof shall immediately and automatically expire as of the date of such termination and shall become null and void. As used herein, “Cause” shall mean: (i) conviction of a felony: (ii) embezzlement or fraud: (iii) intentional and willful failure of Consultant to perform the Consulting Services after 30 days prior written notice and an opportunity to cure the same; or (iv) a material breach of this Agreement as determined by a court of competent jurisdiction. If this Agreement is terminated by the Consultant, the covenants and agreements set forth in Section 4 herein shall remain in full force and effect for the period of time specified therein.

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c. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the “Agreement Payments”), together with any other payments that Consultant has the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Parachute Payment”), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments. In the event Flag shall make an Agreement Payment to Consultant that would constitute Parachute Payment, Consultant shall return such payment to Flag (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Consultant has effectively waived in writing shall be taken into account.

6. Consulting Status. Consultant acknowledges that he will be an independent contractor and not an employee of Flag under this Agreement. As an independent contractor, Consultant shall not be entitled to participate in any benefit plan or program which Flag maintains for the benefit of Flag employees. Flag shall not withhold or pay any payroll taxes or income taxes with respect to Consultant, and Consultant hereby acknowledges Consultant’s responsibility therefor and agrees to pay all such taxes when due.

7. Set-Off. If Consultant, is determined by a court of competent jurisdiction, after any appeals, to have violated any of the obligations of Consultant under this Agreement including, without limitation, the restrictions applicable to Consultant under Section 4(a), then from and after the date of such final determination, Flag shall have the right to withhold any and all further compensation payable to Consultant under Section 3 of this Agreement. Flag’s right to withhold payment, as set forth in the immediately preceding sentence, shall be in addition to any and rights and remedies available to Flag at law or in equity for Consultant’s violation of the terms of this Agreement. In the event that, absent such final determination, Flag fails to make the payments referenced in Section 3 and such failure is not cured within fifteen (15) calendar days after the giving of written notice lo Flag of such breach, the provisions of Section 4(a) shall become null and void and have no further force or effect.

8. Miscellaneous.

a. This Agreement shall be governed by and construed it accordance with the laws of the State of Georgia without regard to conflicts of law principles thereof.

b. This Agreement constitutes the entire Agreement between Consultant and Flag with respect to the subject matter hereof and, as of the Effective Time, shall supersede in their entirety any and all prior oral or written agreement, understandings or arrangements between Consultant and Flag, First

A-D-5

Capital, or any of their respective Affiliates relating to the terms of Consultant’s engagement. All such agreements, understandings and arrangements are terminated and are of no force and effect as of the Effective Time. Consultant hereby expressly disclaims any rights under any prior agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties. Nothing in this Section 8(b) is intended to or does supersede or terminate any agreement or rights which Consultant may have under any stock option agreements or pension, health or welfare plans maintained by First Capital and disclosed to Flag in connection with the Merger Agreement, subject to First Capital’s and Flag’s rights to amend supersede or terminate any such plans.

c. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

d. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Flag:

Flag Bank
3475 Piedmont Road, N.E., Suite 550
Atlanta, Georgia 30305
Attention: Chief Executive Officer

To Consultant:
William R. Blanton
1475 Rolling Links Drive
Alpharetta, Georgia 30004

Notices given in person or by overnight courier service shall be deemed given when delivered in person or when delivered to the courier addressed lo the address required by this Section 7(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

e. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that except as provided for herein, no failure or delay by Flag or Consultant in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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f. This Agreement may not be assigned by Consultant without the written consent of Flag. This Agreement shall be binding on any successors or assigns of either party hereto.

g. References herein to the “Flag” shall include any Affiliate of Flag to which Flag directs Consultant to provide services hereunder.

h. This Agreement contains the entire agreement of the parties concerning the matters set forth herein and therein, and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof, other than those set forth herein, are superseded hereby.

i. Flag will reimburse Consultant for legal fees actually incurred in an amount not to exceed $20,000.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FLAG BANK

By:		(L.S.)
	Mr. Joseph Evans	WILLIAM R. BLANTON
Chairman and Chief Executive Officer

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Exhibit “A”

Consulting Duties

Consultant will provide consulting services to Flag at mutually agreeable times regarding the operation of the former businesses of First Capital and First Capital Affiliates, including technology matters relating to those businesses. Consultant’s primary contact at Flag will be J. Daniel Speight or the current Chief Financial Officer.

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EXHIBIT “B”

LIST OF RESTRICTED COUNTIES

Cobb

Fulton

Gwinnett

DeKalb

Forsyth

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EXHIBIT E

MATTERS TO WHICH

TROUTMAN SANDERS LLP

WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement.

1. First Capital is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. To our Knowledge, based solely upon the First Capital Officers’ Certificate, First Capital’s authorized capital stock consists of (i)              shares of First Capital Common Stock, of which              shares were outstanding as of             , 2005 and              shares were outstanding as of the Closing Date and (ii) shares of First Capital Common Stock were reserved for issuance upon the exercise of outstanding stock options under the First Capital Option Plan as of the Closing Date. To our Knowledge, based solely upon the First Capital Officers’ Certificate, the shares of First Capital Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders and are fully paid and nonassessable. To our Knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating First Capital to issue or acquire any of its equity securities except those issued pursuant to the First Capital Option Plan or the First Capital Debentures.

3. The execution and delivery by First Capital of the Agreement do not and if First Capital was now to perform its obligations under the Agreement such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of First Capital or, to our Knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which either First Capital or Bank or either of them is a party or by which either is bound.

4. The Agreement has been duly and validly executed and delivered by First Capital, and, assuming valid authorization, execution and delivery by Flag, constitutes a valid and binding agreement of First Capital enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

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EXHIBIT F

MATTERS TO WHICH

MORRIS, MANNING & MARTIN, LLP

WILL OPINE

Capitalized terms used in this Exhibit shall have the meaning set forth in the Agreement.

1. Flag is a bank holding company duly organized, validly existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business and to own and use its Assets.

2. The execution and delivery by Flag of the Agreement do not, and if Flag was now to perform its obligations under the Agreement, such performance would not, violate or contravene any provision of the Articles of Incorporation or Bylaws of Flag or, to our Knowledge but without any independent investigation, result in any breach of, or default or acceleration under any mortgage, agreement, lease, indenture or other instrument, order, judgment or decree to which Flag is a party or by which Flag is bound.

3. The Agreement has been duly and validly executed and delivered by Flag and assuming valid authorization, execution and delivery by First Capital constitutes a valid and binding agreement of Flag enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

4. The shares of Flag Common Stock to be issued to the shareholders of First Capital as contemplated in the Agreement have been registered under the Securities Act of 1933, as amended, and when issued and delivered following consummation of the Merger will be fully paid and nonassessable under the Georgia Business Corporation Code.

To our Knowledge based solely upon the Flag Officers’ Certificate, Flag’s authorized shares consists of 10,000,000 shares of Flag Common Stock, of which              shares were outstanding as of             , 2005 and Flag shares were outstanding as of the Effective Time and              shares of Flag preferred stock, of which no shares were outstanding as of             , 2005 and as of the Effective Time; as of             , 2005,              shares of Flag Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the Flag Holdings, Inc. 199     Incentive Stock Option Plan and the Flag Financial Corporation Amended and Restated Non Qualified Stock Option Plan (collectively, the “Flag Option Plans”); as of the Effective Time              shares of Flag Common Stock were reserved for issuance upon the exercise of outstanding stock options and purchases under the Flag Option Plans. To our Knowledge, the shares of Flag Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Flag to issue or acquire any of its equity securities except those issued pursuant to the Flag Option Plans.

1

Secretary of State Corporations Division Suite 315, West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER CONTROL NUMBER EFFECTIVE DATE REFERENCE PRINT DATE FORM NUMBER	: K92730634 : K303162 : 09/30/1999 : 0045 : 09/30/1999 : 411

KATHRYN L. KNUDSON

POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

191 PEACHTREE ST., 16TH FLOOR

ATLANTA, GA 30303

CERTIFICATE OF MERGER

I, Cathy Cox, the Secretary of State of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of the said filing.

Surviving Entity:

FLAG FINANCIAL CORPORATION, a Georgia corporation

Nonsurviving Entity/Entities:

FIRST HOGANSVILLE BANKSHARES, INC., a Georgia corporation

[SEAL]	/s/ Cathy Cox
Cathy Cox
Secretary of State

1

CERTIFICATE OF MERGER

OF

FIRST HOGANSVILLE BANKSHARES, INC.

WITH AND INTO

FLAG FINANCIAL CORPORATION

Pursuant to the provisions of Section 14-2-1105 of the Georgia Business Corporation Code, FLAG FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Georgia (“FLAG”), hereby executes the following Certificate of Merger:

1. Pursuant to an Agreement and Plan of Merger, dated as of June 1, 1999, and amended as of July 28, 1999 (the “Agreement”), at the effective time set forth in Paragraph 9 of this Certificate of Merger, FIRST HOGANSVILLE BANKSHARES, INC., a corporation organized and existing under the laws of the State of Georgia (“Hogansville”), will merge with and into FLAG (the “Merger”).

2. FLAG will be the surviving corporation resulting from the Merger and will continue to operate under the name “FLAG Financial Corporation.”

3.	FLAG will not amend its Articles of Incorporation as a result of the Merger.

4. The executed Agreement is on file at FLAG’s principal place of business located at 101 North Greenwood Street, LaGrange, Georgia 30240. A copy of the Agreement will be furnished by FLAG, on request and without cost, to the shareholders of Hogansville and FLAG.

5. The Agreement was duly approved by the holders of a majority of the outstanding shares of the common stock, par value $10.00 per share, of Hogansville.

6. The approval of the Agreement by the shareholders of FLAG was not required under the Georgia Business Corporation Code.

7. All provisions of the laws of the State of Georgia applicable to the Merger have been complied with.

8. The undersigned hereby certifies that FLAG, as the surviving corporation of the Merger, will deliver the request for publication of a notice of filing of this Certificate of Merger, together with payment therefor, as required by Section 14-2-1105.1(b) of the Georgia Business Corporation Code.

9. The Merger shall be effective on the date this Certificate of Merger is filed with the State of Georgia Secretary of State.

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IN WITNESS WHEREOF, the surviving corporation from the Merger has caused this Certificate of Merger to be executed in its name by its President and Chief Executive Officer and attested by its Chief Financial Officer and Secretary as of the             day of September, 1999.

FLAG FINANCIAL CORPORATION

By:	/s/ John S. Holle
John S. Holle
Chairman of the Board

2

Secretary of State Corporations Division Suite 315, West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER CONTROL NUMBER EFFECTIVE DATE REFERENCE PRINT DATE FORM NUMBER	: 983450279 : 9303162 : 12/11/1998 : 0045 : 12/11/1998 : 411

LYNN M. SUMLIN

POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

191 PEACHTREE ST., 16TH FLOOR

ATLANTA, GA 30303

CERTIFICATE OF MERGER

I, Lewis A. Massey, the Secretary of State of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of the said filing.

Surviving Entity:

FLAG FINANCIAL CORPORATION, a Georgia corporation

Nonsurviving Entity/Entities:

EMPIRE BANK CORP., a Georgia corporation

[SEAL]	/s/ Lewis A. Massey
Lewis A. Massey
Secretary of State

1

CERTIFICATE OF MERGER

OF

EMPIRE BANK CORP.

WITH AND INTO

FLAG FINANCIAL CORPORATION

Pursuant to the provisions of Section 14-2-1105 of the Georgia Business Corporation Code, FLAG FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Georgia (“FLAG”), hereby executes the following Certificate of Merger:

1. Pursuant to an Agreement and Plan of Merger, dated as of July 30, 1998 (the “Agreement”), at the effective time set forth in Paragraph 9 of this Certificate of Merger, EMPIRE BANK CORP., a corporation organized and existing under the laws of the State of Georgia (“Empire”), will merge with and into FLAG (the “Merger”).

2. FLAG will be the surviving corporation resulting from the Merger and will continue to operate under the name “FLAG Financial Corporation.”

3. FLAG will not amend its Articles of Incorporation as a result of the Merger.

4. The executed Agreement is on file at FLAG’s principal place of business located at 101 North Greenwood Street, LaGrange, Georgia 30240. A copy of the Agreement will be furnished by FLAG, on request and without cost, to the shareholders of Empire and FLAG

5. The Agreement was duly approved by a majority of the outstanding shares of the Common Stock by Empire.

6. The approval of the Agreement by the shareholders of FLAG was not required under the Georgia Business Corporation Code.

7. All provisions of the laws of the State of Georgia applicable to the Merger have been complied with.

8. The undersigned hereby certifies that FLAG, as the surviving corporation of the Merger, will deliver the request for publication of a notice of filing of this Certificate of Merger, together with payment therefor, as required by Section 14-2-1105.1(b) of the Georgia Business Corporation Code.

9. The Merger shall be effective on the date this Certificate of Merger is filed with the State of Georgia Secretary of State.

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IN WITNESS WHEREOF, the surviving corporation from the Merger has caused this Certificate of Merger to be executed in its name by its President and Chief Executive Officer and attested by its Secretary as of the              day of December, 1998.

FLAG FINANCIAL CORPORATION

By:	/s/ J. Daniel Speight, Jr.
J. Daniel Speight, Jr.
President and Chief Executive Officer

Attest:	/s/ Ellison C. Rudd
Ellison C. Rudd
Secretary

2

Secretary of State Corporations Division Suite 315, West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER CONTROL NUMBER EFFECTIVE DATE REFERENCE PRINT DATE FORM NUMBER	: 981280825 : 9303162 : 05/08/1998 : 0045 : 05/08/1998 : 411

MAUREEN A. FITZGERALD

POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

191 PEACHTREE ST., 16TH FLOOR

ATLANTA, GA 30303

CERTIFICATE OF MERGER

I, Lewis A. Massey, the Secretary of State of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of the said filing.

Surviving Entity:

FLAG FINANCIAL CORPORATION, a Georgia corporation

Nonsurviving Entity/Entities:

THREE RIVERS BANCSHARES, INC., a Georgia corporation

[SEAL]	/s/ Lewis A. Massey
Lewis A. Massey
Secretary of State

1

CERTIFICATE OF MERGER

OF

THREE RIVERS BANCSHARES, INC.

WITH AND INTO

FLAG FINANCIAL CORPORATION

Pursuant to the provisions of Section 14-2-1105 of the Georgia Business Corporation Code, FLAG FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Georgia (“FLAG”), hereby executes the following Certificate of Merger:

1. Pursuant to an Agreement and Plan of Merger, dated as of February 12, 1998 (the “Agreement”), at the effective time set forth in Paragraph 9 of this Certificate of Merger, THREE RIVERS BANCSHARES, INC., a corporation organized and existing under the laws of the State of Georgia (“Three Rivers”), will merge with and into FLAG (the “Merger”).

2. FLAG will be the surviving corporation resulting from the Merger and will continue to operate under the name “FLAG Financial Corporation.”

3. FLAG will not amend its Articles of Incorporation as a result of the Merger.

4. The executed Agreement is on file at FLAG’s principal place of business located at 101 North Greenwood Street, LaGrange, Georgia 30240. A copy of the Agreement will be furnished by FLAG, on request and without cost, to the shareholders of Three Rivers and FLAG

5. The Agreement was required to be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the common stock of Three Rivers (“Three Rivers Common Stock”). At the close of business on the record date for determining the holders of Three Rivers Common Stock entitled to vote with respect to the Agreement, there were 8,300 shares of Three Rivers Common Stock issued and outstanding. Accordingly, the affirmative vote of 4,151 shares of Three Rivers Common Stock was required to adopt the Agreement. The Agreement was adopted by the affirmative vote of the holders of 8,300 shares of Three Rivers Common Stock. Three Rivers has no other classes of capital stock entitled to vote on the Agreement.

6. The approval of the Agreement by the shareholders of FLAG was not required under the Georgia Business Corporation Code.

7. All provisions of the laws of the State of Georgia applicable to the Merger have been complied with.

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8. The undersigned hereby certifies that FLAG, as the surviving corporation of the Merger, will deliver the request for publication of a notice of filing of this Certificate of Merger, together with payment therefor, as required by Section 14-2-1105.1(b) of the Georgia Business Corporation Code.

9. The Merger shall be effective at the time and date this Certificate of Merger is filed with the Secretary of State of the State of Georgia.

IN WITNESS WHEREOF, the surviving corporation from the Merger has caused this Certificate of Merger to be executed in its name by its President and Chief Executive Officer and attested by its Secretary as of the 8th day of May, 1998.

FLAG FINANCIAL CORPORATION

By:	/s/ J. Daniel Speight, Jr.
J. Daniel Speight, Jr.
President and Chief Executive Officer

Attest:	/s/ Patti S. Davis
Patti S. Davis
Secretary

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Secretary of State Corporations Division Suite 315, West Tower 2 Martin Luther King, Jr. Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER : 980910148 CONTROL NUMBER : 9303162 EFFECTIVE DATE : 03/31/1998 REFERENCE : 0045 PRINT DATE : 04/01/1998 FORM NUMBER : 411

JAN EZELL

ALSTON & BIRD LLP

1201 W. PEACHTREE ST.

ATLANTA, GA 30309-3424

CERTIFICATE OF MERGER

I, Lewis A. Massey, the Secretary of State of the State of Georgia, do hereby issue this certificate pursuant to Title 14 of the Official Code of Georgia annotated certifying that articles or a certificate of merger and fees have been filed regarding the merger of the below entities, effective as of the date shown above. Attached is a true and correct copy of the said filing.

Surviving Entity:

FLAG FINANCIAL CORPORATION, a Georgia corporation

Nonsurviving Entity/Entities:

MIDDLE GEORGIA BANKSHARES, INC., a Georgia corporation

[SEAL]	/s/ Lewis A. Massey
Lewis A. Massey
Secretary of State

1

CERTIFICATE OF MERGER

OF

MIDDLE GEORGIA BANKSHARES, INC.

WITH AND INTO

FLAG FINANCIAL CORPORATION

Pursuant to the provisions of Section 14-2-1105 of the Georgia Business Corporation Code, FLAG FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Georgia (“FLAG”), hereby executes the following Certificate of Merger:

1. Pursuant to an Agreement and Plan of Merger, dated as of October 28, 1997 (the “Agreement”), at the effective time set forth in Paragraph 9 of this Certificate of Merger, MIDDLE GEORGIA BANKSHARES, INC., a corporation organized and existing under the laws of the State of Georgia (“Middle Georgia”), will merge with and into FLAG (the “Merger”).

2. FLAG will be the surviving corporation resulting from the Merger and will continue to operate under the name “FLAG Financial Corporation.”

3. FLAG will not amend its Articles of Incorporation as a result of the Merger.

4. The executed Agreement is on file at FLAG’s principal place of business located at 101 North Greenwood Street, LaGrange, Georgia 30240. A copy of the Agreement will be furnished by FLAG, on request and without cost, to the shareholders of Middle Georgia and FLAG.

5. The Agreement was required to be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the $1.00 par value common stock of Middle Georgia (“Middle Georgia Common Stock”). At the close of business on the record date for determining the holders of Middle Georgia Common Stock entitled to vote with respect to the Agreement, there were 64,272 shares of Middle Georgia Common Stock issued and outstanding. Accordingly, the affirmative vote of 32,137 shares of Middle Georgia Common Stock was required to adopt the Agreement. The Agreement was adopted by the affirmative vote of the holders of 58,724 shares of Middle Georgia Common Stock. Middle Georgia has no other classes of capital stock entitled to vote on the Agreement.

6. The approval of the Agreement by the shareholders of FLAG was not required under the Georgia Business Corporation Code.

7. All provision of the laws of the State of Georgia applicable to the Merger have been complied with.

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8. The undersigned hereby certifies that FLAG, as the surviving corporation of the Merger, will deliver the request for publication of a notice of filing of this Certificate of Merger, together with payment therefor, as required by Section 14-2-1105.1(b) of the Georgia Business Corporation Code.

9. The Merger shall be effective at the time and date this Certificate of Merger is filed with the Secretary of the State of Georgia.

IN WITNESS WHEREOF, the surviving corporation from the Merger has caused this Certificate of Merger to be executed in its name by its Chairman of the Board, President and Chief Executive Officer and attested by its Secretary as of the 31st day of March, 1998.

FLAG FINANCIAL CORPORATION

By:	/s/ John S. Holle
John S. Holle
Chairman of the Board, President and Chief Executive Officer

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Secretary of State Corporations Division Suite 315, West Tower 2 Martin Luther King, Jr., Dr. Atlanta, Georgia 30334-1530	DOCKET NUMBER: 933060051 CONTROL NUMBER: 9303162 EFFECTIVE DATE: 10/27/1993 REFERENCE: 0045 PRINT DATE: 11/02/1993 FORM NUMBER: 611

LONG, ALDRIDGE & NORMAN

ATTN: RICHARD R. WILLIS

303 PEACHTREE ST., STE. 5300

ATLANTA GA 30308

CERTIFICATE OF NAME CHANGE AMENDMENT

I , MAX CLELAND, Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby certify under the seal of my office that

FLAG FINANCIAL CORP.

A DOMESTIC PROFIT CORPORATION

has filed articles of amendment in the office of the Secretary of State changing its name to

FLAG FINANCIAL CORPORATION

and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

/s/ Max Cleland
Secretary of State

/s/ Verley J. Spivey
Deputy Secretary of State

A-F-1

ARTICLES OF AMENDMENT

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code, these Articles of Amendment are executed by the undersigned on behalf of FLAG Financial Corp. as of October 15, 1993.

I.

The name of the Georgia corporation is FLAG Financial Corp. (the “Company”).

II.

The amendments set forth below (the “Amendments”) were duly adopted by the Board of Directors of FLAG Financial Corp. on October 15, 1993 pursuant to the provisions of Section 14-2-821 and Section 14-2-1002 of the Georgia Business Corporation Code:

RESOLVED, that the corporate name of the Company be changed from “FLAG Financial Corp.” to “FLAG Financial Corporation.”

FURTHER RESOLVED, that Article One of the Company’s Articles of Incorporation be amended by deleting “The name of the corporation is Flag Financial Corp.” and replacing it with “The name of the corporation is Flag Financial Corporation” thereby effecting the change of corporate name from “Flag Financial Corp.” to “Flag Financial Corporation.”

III.

The Amendments to the Company’s Articles of Incorporation as described herein were adopted by the Board of Directors of the Company on October 15, 1993 and, pursuant to Section 14-2-1002 of the Georgia Business Corporation Code, shareholder approval of the Amendments was not required.

The undersigned has executed and delivered these Articles of Amendment as of the date first written above.

FLAG FINANCIAL CORP.

By:	/s/ John S. Holle
John S. Holle, President

CERTIFICATE VERIFYING REQUEST AND PAYMENT

FOR PUBLICATION OF REQUISITE NOTICE

The undersigned, a duly elected officer of FLAG Financial Corp. (the “Company”) hereby verifies that the request for publication of Notice of Intent to file Articles of Amendment to change the corporate name of the Company and payment therefore have been made as required by Section 14-2-1006.1 of the Georgia Business Corporation Code.

The undersigned has executed and delivered this Certificate as of October 26, 1993.

FLAG FINANCIAL CORP.

/s/ John S. Holle
John S. Holle,
President

Secretary of State Corporations Division Suite 315, West Tower 2 Martin Luther King, Jr., Dr. Atlanta, Georgia 30334-1530	CONTROL NUMBER: 9303162 EFFECTIVE DATE: 02/09/1993 COUNTY: TROUP REFERENCE: 0077 PRINT DATE: 02/09/1993 FORM NUMBER: 311

RICHARD R. WILLIS, ESQ.

LONG, ALDRIDGE & NORMAN

303 PEACHTREE ST., STE. 5300

ONE PEACHTREE CENTER

ATLANTA GA 30308

CERTIFICATE OF INCORPORATION

I, MAX CLELAND, Secretary of State and the Corporation Commissioner of the State of Georgia, do hereby certify under the seal of my office that

FLAG FINANCIAL CORP.

has been duly incorporated under the laws of the State of Georgia on the effective date stated above by the filing of articles of incorporation in the office of the Secretary of State and by the paying of fees as provided by Title 14 of the Official Code of Georgia Annotated.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on the date set forth above.

/s/ Max Cleland
Secretary of State

/s/ Verley J. Spivey
Deputy Secretary of State

Articles Of Incorporation

Of

FLAG Financial Corp.

I.

CORPORATE NAME

The name of the corporation is FLAG Financial Corp.

II.

AUTHORIZED SHARES

(a) Common Stock. The corporation shall have authority to issue up to 20,000,000 shares of common stock, par value of $1.00 per share, which shall have unlimited voting rights and be entitled to receive the net assets of the corporation upon dissolution.

(b) Preferred Stock. The corporation shall have authority to issue up to 10,000,000 shares of Preferred Stock, which may be of one or more series, with such preference, limitations, and relative rights, including par value, as the board of directors from time to time may determine and set forth in an amendment to them these articles of incorporation filed with the Secretary of State of the State of Georgia.

III.

DIRECTORS

(a) Election, Term and Removal. The board of directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of stockholders, the directors of one class shall be elected to hold office for a term expiring at the third annual meeting following the election and until a successor shall have been duly elected and qualified; at the next succeeding annual meeting, the directors of a second class shall be elected to serve for such a term; and at the third succeeding annual meeting, the directors of the third class shall be elected to serve for such a term. During the intervals between annual meetings of stockholders, any vacancy occurring in the board of directors caused by resignation, removal, death or other incapacity, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority vote of the directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred, except that each director chosen by the board of directors to fill a vacancy created by an increase in the number of directors shall hold office until the next election of directors by the stockholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

Any director may be removed from office at any time, but only for cause, by the affirmative vote of stockholders of record holding a majority of the then outstanding shares of stock of each class of the corporation entitled to vote in elections of directors at a meeting of the stockholders called for that purpose. For purposes of this paragraph, “cause” shall mean final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over the corporation, or breach of fiduciary duty involving personal profit.

Unless two-thirds of the directors then serving shall approve the proposed change, this paragraph (a) of Article III may only be amended or rescinded by the affirmative vote of the holders of at least two-thirds of the issues and outstanding shares of the corporation entitled to vote in an election of directors or at any regular or special meeting of the stockholders. Notice of any proposed change must be contained in the notice of the meeting sent to stockholders.

(b) Limitations on Director Liability. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in, violation of his or her duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the “Georgia Code”); or (iv) for any transaction from which the director received an improper personal benefit. If the Georgia Code is amended after the effective date of this paragraph (b) of Article III to authorize corporate action further limiting the personal liability of directors, then the liability of the directors of the corporation shall be limited to the fullest extent permitted by the Georgia Code, as so amended. Any repeal or modification of this paragraph (b) by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

(c) Indemnification of Directors. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact he or she, or a person of whom he or she is legal representative, is or was a director of the corporation, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Georgia Code, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the Georgia Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with any such proceeding. Such indemnification shall continue as to a director who has cased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators. Except with respect to proceedings to enforce rights to indemnification by a director, the corporation shall indemnify any such director in connection with a proceeding (or part thereof) initiated by such director only if such

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proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this paragraph (c) of Article III shall be a contract right.

The corporation shall pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation (i) a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Georgia Code Section 14-2-856(b) and (ii) a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses under this paragraph (c) or otherwise. The undertaking must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the director’s financial ability to make repayment.

If a claim for indemnification under this paragraph (c) is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the director may apply for indemnification or advancement of expenses to a court of competent jurisdiction pursuant to Georgia Code Section 14-2-854. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director also shall be entitled to be paid the expenses of prosecuting or defending such suit.

(d) Permitted Considerations. In discharging the duties of their respective positions and in determining what is believed to be in the test interests of the corporation, the board of directors, committees of the board of directors and individual directors, in addition to considering the effects of any action on the corporation or its stockholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

IV.

BUSINESS COMBINATIONS

(a) Stockholder Voting Requirements. Except as set forth in paragraph (b) of this Article IV, the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of the corporation entitled to vote thereon, other than those shares owned by an “Interested Stockholder” (as defined in paragraph (e) below), shall be required to approve:

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(i) any merger or consolidation of the corporation or any subsidiary thereof with or into (A) any Interested Stockholder or (B) any other corporation or other entity that is, or after the merger or consolidation would be, an affiliate or associate (as such terms are defined below) of an Interested Stockholder that was an Interested Stockholder prior to the consummation of the transaction;

(ii) any share exchange with (A) any Interested Stockholder or (B) any other corporation or other entity that is, or after the share exchange would be, an affiliate or associate of an Interested Stockholder that was an Interested Stockholder prior to the consummation of the transaction;

(iii) any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the corporation or any of its subsidiaries to any Interested Stockholder, other than the corporation or any subsidiary thereof;

(iv) the issuance or transfer to any Interested Stockholder or any affiliate or associate of any Interested Stockholder by the corporation or any of its subsidiaries, in one transaction or in a series of transactions, of any equity securities of the corporation or subsidiary that have an aggregate market value of five percent or more of the total market value of the outstanding capital stock of the corporation or subsidiary whose securities are being issued, except where such securities are issued or transferred pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation’s voting shares or any other method affording substantially proportionate treatment to the holders of voting shares, and except pursuant to the exercise or conversion of securities exercisable for or convertible into shares of the corporation or any subsidiary, which securities were outstanding prior to the date the Interested Stockholder first became an Interested Stockholder;

(v) the adoption of any plan or proposal for the liquidation or dissolution of the corporation or any subsidiary proposed by or on behalf of any Interested Stockholder or any affiliate or associate of any Interested Stockholder;

(vi) any reclassification of securities, including any reverse stock split, or recapitalization of the corporation or any subsidiary thereof, or any merger or consolidation of the corporation with any of its subsidiaries, which has the effect, directly or indirectly, of increasing by five percent or more the proportionate amount of the outstanding shares of any class or series of equity securities of the corporation or any subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any affiliate or associate of any Interested Stockholder;

(vii) any receipt by the Interested Stockholder, or any affiliate or associate of the Interested Stockholder, other than in the ordinary course of business, of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges, or other financial benefits or assistance or any tax credits or other tax advantages provided by or through the corporation or any of its subsidiaries.

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The transactions described in paragraphs (a)(i) through (vii), inclusive, of this Article IV hereinafter are referred to individually and collectively as a “business combination.”

(b) Exceptions for Director Approval. The provisions of this Article IV shall not apply to:

(i) any business combination with any Interested Stockholder or any affiliate or associate of an Interested Stockholder if two-thirds of the directors of the corporation approve a memorandum of understanding with the Interested Stockholder regarding the business combination prior to the date when such Interested Stockholder first became an Interested Stockholder, or

(ii) any business combination with an Interested Stockholder or any affiliate or associate of an Interested Stockholder if the business combination is unanimously approved by the continuing directors (as defined in (d) below) of the corporation.

(c) “Beneficial Owner” Defined. For purposes of this Article IV, any corporation, person or other entity, including an Interested Stockholder, shall be deemed to be the “beneficial owner” of any shares of the corporation:

(i) which it owns directly or indirectly, whether or not of record; or

(ii) which it has the right to acquire, immediately or after the passage of time, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, exchange rights, warrants or options or the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of subparagraphs (c)(i) or (ii) above), by an “affiliate” or “associate” (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) of the other corporation, person or entity; or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of subparagraphs (c)(i) or (ii) above), by any other corporation, person or entity with which it or its “affiliate” or “associate” (as defined above) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of equity securities of the corporation.

For the purpose of determining whether a corporation, person or entity is the beneficial owner of issued and outstanding of the corporation, the issued and outstanding shares of the corporation shall include shares not in fact issued and outstanding deemed

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owned through the application of subparagraphs (c)(ii), (iii) and (iv) above, but shall not include any (A) other shares that are not then issued and outstanding but which may be issuable pursuant to any agreement or upon exercise of conversion rights, exchange rights, warrants, options or otherwise, (B) shares that are tendered pursuant to a tender or exchange offer made by such corporation, person or the entity or its affiliates or associates until such tendered stock is accepted for purchase or exchange, or (C) shares that such other corporation, person or other entity or its affiliates or associates have the right to vote pursuant to any agreement, arrangement or understanding if such agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons.

(d) “Continuing Director” Defined. For purposes of this Article IV, the term “continuing director” means any member of the board of directors of the corporation who is not an Interested Stockholder or an affiliate or associate of an Interested Stockholder or any of its affiliates, other than the corporation or any of its subsidiaries, and who was a director of the corporation prior to the date on which the Interested Stockholder first became an Interested Stockholder, and any successor to such continuing director who is not an affiliate or an associate of an Interested Stockholder or any of its affiliates, other than the corporation or its subsidiaries, and is recommended or elected by a majority of all of the continuing directors.

(e) “Interested Stockholder” Defined. For purposes of this Article IV, the term “Interested Stockholder” means any person, corporation or other entity, other than the corporation or any subsidiary thereof, that:

(i) is the beneficial owner of ten percent or more of the voting power of the outstanding voting shares of the corporation; or

(ii) is an affiliate of the corporation or any subsidiary thereof and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the corporation.

(f) Amendment. Unless two-thirds of the continuing directors shall approve the proposed change, this Article IV may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of the corporation entitled to vote thereon at any regular or special meeting of the stockholders, and notice of the proposed change must be contained in the notice of the meeting.

INITIAL REGISTERED OFFICE AND AGENT

The street address and county of the initial registered office of the corporation, which is also the mailing address of the initial principal office of the corporation, is 101 North Greenwood Street, LaGrange, Georgia 30240. The registered agent at such address is John S. Holle.

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INCORPORATOR

The name and address of the incorporator is as follows:

John S. Holle

101 North Greenwood Street

LaGrange, Georgia 30240

IN WITNESS WHEREOF, the undersigned, as attorney for the incorporator, has executed these Articles of Incorporation as of the 9th day of February, 1993.

/s/ M. Hill Jeffries
M. Hill Jeffries
Attorney for Incorporator

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